UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Harman International Industries, Incorporated

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Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

October 22, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Harman International Industries, Incorporated, a Delaware corporation. The meeting will be held on Wednesday, December 5, 2012, beginning at 11:00 a.m. Eastern Time. We are very pleased that this year’s annual meeting will be a completely “virtual meeting” of stockholders, meaning that you may participate solely “by means of remote communication.” You will be able to attend the 2012 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HAR.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of our annual meeting, and conserves natural resources. On or about October 26, 2012, we will mail our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our 2012 Proxy Statement and 2012 Annual Report and vote online. The notice will also include instructions on how you can receive a paper copy of the proxy materials, including the notice of annual meeting, 2012 Proxy Statement, and proxy card. If you elect to receive your proxy materials by mail, the notice of annual meeting, 2012 Proxy Statement, and proxy card from our Board of Directors will be enclosed. If you elect to receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the 2012 Proxy Statement and 2012 Annual Report on the Internet.

At the meeting, management will report on our company’s operations during fiscal 2012 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

It is important that your shares be represented at the meeting. To ensure representation of your shares, please review the proxy materials and vote your shares over the Internet in advance of the meeting. Any proxy materials sent to you will include a proxy card that you may sign, date and return by mail or you may vote by using the telephone or Internet voting procedures described on the proxy card.

Sincerely,

Dinesh C. Paliwal
Chairman, Chief Executive Officer and President

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 5, 2012

To Our Stockholders:

The 2012 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Annual Meeting”) will be held on December 5, 2012, beginning at 11:00 a.m. Eastern Time. You may attend the Annual Meeting, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HAR. Be sure to have your 12-digit Control Number to enter the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	To elect the six directors named in the Proxy Statement to serve until the 2013 Annual Meeting of Stockholders;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2013 fiscal year;

(3)	To hold an advisory vote on executive compensation; and

(4)	To conduct any other business that may be properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement, which you are encouraged to access and review prior to submitting your vote. The Board of Directors of Harman International Industries, Incorporated recommends that you vote FOR the election of the six director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2013 fiscal year and FOR, on an advisory basis, the compensation paid to our company’s named executive officers.

Stockholders of record as of the close of business on October 8, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You have three options for submitting your vote before the 2012 Annual Meeting:

•	Internet;

•	Phone; or

•	Mail.

Please vote as soon as possible to record your vote promptly by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card, even if you plan to attend the 2012 Annual Meeting on the Internet.

Important Notice regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on December 5, 2012

The 2012 Proxy Statement and 2012 Annual Report to Stockholders

are available at: https://proxyvote.com

As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting, and conserves natural resources. On or about October 26, 2012, we will mail our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our 2012 Proxy Statement and 2012 Annual Report and vote online. The notice will also include instructions on how you can receive a paper copy of the 2012 Annual Report and the proxy materials, including the notice of annual meeting, 2012 Proxy Statement and proxy card. If you elect to receive your proxy materials by mail, the notice of annual meeting, 2012 Proxy Statement, proxy card from our Board of Directors and 2012 Annual Report will be enclosed. If you elect to receive our proxy materials electronically, you will receive an email with instructions to access these materials via the Internet unless you elect otherwise.

By Order of the Board of Directors,

Marisa Iasenza
Corporate Secretary and Associate General Counsel

Stamford, CT

October 22, 2012

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., December 5, 2012

• Place	www.virtualshareholdermeeting.com/HAR

• Record date	October 8, 2012

• Voting	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	Election of six directors

•	Ratification of KPMG as auditors for fiscal year 2013

•	Advisory vote on executive compensation

•	Transact other business that may properly come before the Annual Meeting

Voting Matters

Proposal No.	Matter	Board Vote Recommendation	Page Reference (for more detail)
1	Election of Directors	FOR EACH DIRECTOR NOMINEE	4
2	Ratification of KPMG as Auditor for Fiscal Year 2013	FOR	57
3	Advisory Vote on Executive Compensation	FOR	59

Board Nominees

The following table provides summary information about each director nominee. At the 2011 Annual Meeting of Stockholders, our stockholders approved, upon recommendation of our Board of Directors, amendments to Article Eighth of our Restated Certificate of Incorporation and Article III of our Bylaws to provide that directors shall be elected on an annual basis. The amendments became effective upon our filing a Certificate of Amendment with the Office of the Secretary of State of the State of Delaware on December 12, 2011. As a result of the stockholder approval of such amendments, each director nominee will be elected for a one year term. Each director is elected by a majority of the votes cast.

Name	Age	Director Since	Occupation	Experience/Qualification	Independent
Dr. Jiren Liu	57	2009	Chairman & CEO, Neusoft Corporation	• Strategy • Leadership • Innovation/Technology • International/Emerging Markets
Edward H. Meyer(1)(2)	85	1990	Chairman & CEO, Ocean Road Advisors, Inc.	• Corporate Governance • Marketing • Capital Markets/Capital Allocation/Audit • Executive Compensation	X
Dinesh C. Paliwal	54	2007	Chairman, CEO & President, Harman International Industries, Incorporated	• Leadership • Strategy • International/Emerging Markets • Innovation/Technology
Hellene S. Runtagh(1)(3)	64	2008	Former President & CEO, Berwind Group	• Leadership • Operations • Marketing	X
Frank Sklarsky(1)(3)	55	2012	Former CFO & Executive Vice President, Tyco International Ltd.	• Leadership • Finance & Accounting • Strategy • Automotive	X
Gary G. Steel(1)(2)	59	2007	Head of Group HR, ABB Ltd.	• Executive Compensation • Human Resources • Leadership	X

(1)	Member of Compensation and Option Committee
(2)	Member of Nominating and Corporate Governance Committee
(3)	Member of Audit Committee

No director nominee, all of which are current directors, attended fewer than 75% of the board meetings and committee meetings on which he or she sits.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG as our independent auditor for fiscal year 2013. Set forth below is summary information with respect to KPMG’s fees for services provided in fiscal years 2012 and 2011.

Type of Fees	Fiscal Year 2012	Fiscal Year 2011
Audit fees	$4,685,482	$3,949,765
Audit-related fees	145,078	63,000
Tax fees	638,488	624,211
All other fees	43,515	—
Total	$5,512,563	$4,636,976

Executive Compensation Advisory Vote

We are asking our stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our company’s goals of recognizing financial and operating performance and leadership excellence, and aligning our executives’ long-term interests with those of our stockholders.

Executive Compensation Elements

Type	Form	Terms

Equity	• 2/3 Performance-vested restricted stock units (“Performance RSUs”) at maximum achievement • 1/3 Time-vested restricted stock units (“RSUs”)	• Performance RSUs have a three-year performance period with three objective performance measures • RSUs generally vest on the third anniversary of the date of grant

Cash	• Salary	• Increases must be approved by the Compensation and Option Committee and/or the Board
	• Annual incentive compensation	• Based on quantitative and qualitative performance goals

Retirement	• Supplementary pension (CEO and Mr. Augsburger only)	• Ten year vesting, payable at or after age 55 (after age 65 for our CEO). As of September 2008, our company no longer offers this benefit to newly hired or newly appointed executive officers.

Severance	• Severance payable upon termination of employment in certain specified circumstances or upon a change in control	• Severance benefit ranges from a multiple of one time base salary plus pro rata bonus to three times base salary plus full bonus.

Other	• Perquisites	• Supplemental life insurance, car allowances, Harman products, legal services

Other Key Compensation Features

•	Executive share ownership requirements (5 times base salary for CEO, and 3 times base salary for all other executive committee members)

•	“Double trigger” event required for severance benefits for the majority of our executive officers upon a change in control

•	Only CEO and CFO entitled to tax “gross-ups” for excise taxes in the event of a change in control (our company has discontinued this practice)

Basis for Compensation Decisions

In fiscal 2012, our company had an outstanding year. Our revenue increased by 16%, compared to fiscal 2011, and, excluding restructuring expenses, we had an operating profit of $310 million in fiscal 2012, compared to an operating profit of $211 million in fiscal 2011. During the fourth quarter of fiscal 2012, we continued to return value to our stockholders by repurchasing our shares and doubling our dividend.

Our management team continued to implement a number of strategic measures to create sustainable stockholder value, including continued expansion of our global footprint into the emerging markets and best cost countries such as Hungary, Brazil, Mexico, China and India. This investment in the emerging markets resulted in continued strong revenue growth led by China, which was up 42% during fiscal 2012. We also continued making investments in our company to accelerate profitable growth by spending cash on capital equipment, factories, market and brand awareness campaigns and local country management talent in emerging markets.

Our executive compensation philosophy continues to focus on pay-for-performance. As a result, compensation increases for our executive officers are generally tied to our company’s performance, external benchmark data and each executive’s contributions to that performance through their respective functions. At the same time, we balance our annual guaranteed pay with at-risk pay so as to mitigate excessive risk taking to our company.

2013 Annual Meeting

•	Deadline for stockholder proposals August 27, 2013

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

400 Atlantic Street

Stamford, CT 06901

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (sometimes referred to as “we,” “us,” “our,” or “our company”) for use at our 2012 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish our proxy materials on the Internet. If you receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described in this Proxy Statement. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to Stockholders on or about October 26, 2012. The Proxy Statement and the form of proxy relating to the Annual Meeting will be made available to Stockholders on the date that the Notice is first sent.

Holders of record of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on October 8, 2012 (the “Record Date”) are entitled to vote at the Meeting. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder. On October 8, 2012, there were 67,815,343 shares of Common Stock outstanding and entitled to vote.

You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to our company’s Corporate Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted as follows:

•	FOR the election of each of the six director nominees to serve until our company’s 2013 Annual Meeting of Stockholders;

•	FOR the ratification of our selection of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year;

•	FOR the approval of the compensation paid to our company’s named executive officers; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

Our company’s majority voting policy requires any director nominee in an uncontested election who receives a greater number of votes “against” than votes “for” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to accepting or rejecting the resignation. Within 90 days, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is more fully described below in “The Board, Its Committees and Its Compensation — Corporate Governance — Majority Voting Policy.”

Those stockholders who fail to return a proxy or attend the Meeting will not have their shares of Common Stock count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the Meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. Your broker is not permitted to vote on your behalf on non-routine matters, which include the election of directors and the advisory vote on executive compensation, unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. The proposal to ratify the appointment of the Company’s independent registered public accounting firm is considered a “routine” matter under the New York Stock Exchange rules, which means that your bank, broker or other nominee will have discretionary authority to vote your shares held in street name on that matter. To ensure your shares are voted in the manner you desire, you should instruct your broker, bank or other financial institution before the date of the Meeting on how to vote your shares.

Approval of the advisory vote on executive compensation and ratification of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote, present in person or represented by proxy at the Meeting. Therefore, abstentions, shares not voted and broker non-votes, if any, will not be treated as votes cast and have no effect on this matter.

If you own shares through our employee retirement savings and investment plan, and you do not direct the trustee of the 401(k) plan to vote your shares, then the trustee will vote the shares credited to your account in the same proportion as the voting of shares for which the trustee receives direction from other participants.

We are soliciting your proxy and will pay the cost of preparing and mailing this Proxy Statement and the enclosed proxy card. Additionally, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

QUESTIONS AND ANSWERS

Q:	Who can attend the Meeting?

A:	All stockholders of record as of the close of business on October 8, 2012 can attend the Meeting.

Q:	What do I need to do to attend the Meeting?

A:	We will be hosting the Meeting live via the Internet. A summary of the information you need to attend the Meeting online is provided below:

•	Any stockholder can attend the Meeting live via the Internet at www.virtualshareholdermeeting.com/HAR

•	Webcast starts at 11:00 a.m. Eastern Time

•	Stockholders may vote and submit questions while attending the Meeting on the Internet

•	Please have your 12-Digit Control Number to enter the Meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-855-499-0991 on the day of the Meeting

•	Webcast replay of the Meeting will be available until December 5, 2013

Q:	Will there be a management presentation at the Meeting?

A:	Management will give a brief presentation at the Meeting.

Q:	If more than one stockholder lives in my household, how can I obtain an extra copy of this Proxy Statement and the Annual Report?

A:	Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver our communications to stockholders who hold their shares through a broker or other nominee may deliver to multiple stockholders sharing the same address a single copy of this Proxy Statement and our Annual Report. Upon written or oral request, we will mail a separate copy of this Proxy Statement and our Annual Report to any stockholder at a shared address to which a single copy of each document was delivered. You may contact us with your request by writing to our company’s Corporate Secretary at the following address: 400 Atlantic Street, Suite 1500, Stamford, CT 06901, or by calling (203) 328-3500. We will mail materials you request at no cost to you. You can also access this Proxy Statement and our Annual Report online at https://materials.proxyvote.com/413086.

Q.	How many votes are needed to approve each proposal?

A.	For Proposal No. 1, the election of directors to hold office until the 2013 Annual Meeting of Stockholders, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of “Against” votes cast for that nominee. The affirmative vote of a majority of the shares which are present at the meeting in person or by proxy and entitled to vote thereon, is required to: ratify the appointment of our independent registered public accounting firm (Proposal No. 2); and approve, by non-binding vote, our executive compensation (Proposal No. 3). Abstentions and broker non-votes have no effect on the outcome of Proposal Nos. 1, 2 and 3.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Until our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), our Board was divided into three classes with each class consisting, as nearly as possible, of one-third of the total number of directors, and with members of each class elected for staggered three-year terms. Commencing with our 2011 Annual Meeting, we opted to declassify our Board and to provide instead for annual elections of all directors for one-year terms. This change is being phased in so as to permit incumbent directors to serve out the remainder of the terms for which they were previously elected. Stockholders will elect approximately two-thirds of the total board at the Meeting and the entire board at the 2013 Annual Meeting of Stockholders and subsequent annual meetings, all for one-year terms. As of the 2013 Annual Meeting of Stockholders, the Board will be declassified. This section contains information relating to the six director nominees and all our other directors.

The nominees for election are Dr. Jiren Liu, Edward H. Meyer, Dinesh C. Paliwal, Hellene S. Runtagh, Frank Sklarsky and Gary G. Steel. Brian Carroll, a member of Kohlberg Kravis Roberts & Co. and currently a director whose term expires at the 2012 Annual Meeting of Stockholders, will not stand for re-election. Each of the nominees for election at the Meeting is currently a director of our company and was selected by the Board as a nominee in accordance with the recommendation of the Nominating and Governance Committee of the Board (“Nominating Committee”). If elected at the Meeting, each of the nominees have consented to serve on the Board and each of the nominees would so serve until the 2013 Annual Meeting of Stockholders and until his or her successor is elected and has been duly qualified, or until such director’s death, resignation or removal.

The Board expects that the nominees will be available for election at the time of the Meeting. If for any reason a nominee should become unavailable for election, the shares of Common Stock voted “For” that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.

In an uncontested election, directors are elected by the vote of a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Meeting. In a contested election, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular Board position is elected for that position. The election of directors at the Meeting is an uncontested election. Therefore, for Proposal No. 1, the election of Dr. Jiren Liu, Edward H. Meyer, Dinesh C. Paliwal, Hellene S. Runtagh, Frank Sklarsky and Gary G. Steel as directors, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of “Against” votes cast for that nominee. Abstentions and broker non-votes will have no effect.

Nominees to be Elected at the Meeting

Dr. Jiren Liu	Director since December 2009

Dr. Liu, age 57, is the founder, Chairman and CEO of Neusoft Corporation, a leading IT solutions and services provider in China founded in 1991. Dr. Liu is also a professor and vice president at the Northeastern University China, serves as vice chairman of the China Software Industry Association, and is a standing member of the Chinese Association of Automation. He does not currently serve, and has not served in the last five years, on any other public company boards. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Dr. Liu’s qualifications to serve on the Board include his extensive expertise and experience in the areas of technology, emerging markets and innovation, as well as the comprehensive management and leadership experience he has gained as the founder and leader of a global technology business.

Edward H. Meyer	Director since July 1990

Mr. Meyer, age 85, has served as Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company, since January 2007. From 1972 to 2006, Mr. Meyer served as Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company. Mr. Meyer also serves as a director of Retail Opportunity Investments Corp., a REIT that invests in a diverse portfolio of necessity-based retail properties, and National CineMedia, Inc., an in-theater advertising company. Mr. Meyer also served as a director of Ethan Allen Interiors Inc. during the last five years. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Meyer’s qualifications to serve on the Board include his extensive expertise and experience in the areas of sales, advertising, marketing and investment management. He also has significant public company board experience.

Dinesh C. Paliwal	Director since August 2007

Mr. Paliwal, age 54, has served as our Chairman, Chief Executive Officer and President since July 1, 2008. He joined our company in July 2007 as Vice Chairman, CEO and President. Prior to joining our company, from January 2006 until June 2007, Mr. Paliwal served as President of ABB Ltd., a provider of industrial automation, power transmission systems and services. From January 2004 until June 2007, Mr. Paliwal also served as Chairman and CEO of ABB Inc., and from October 2002 to December 2005 he served as President of ABB Automation. Mr. Paliwal also serves as a director of ADT Corporation. Mr. Paliwal served as a director of Embarq Corporation and Tyco International Ltd. during the last five years. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Paliwal’s qualifications to serve on the Board include his extensive expertise and experience in the areas of crisis management, international markets, strategy and strategic planning, as well as the comprehensive management and leadership experience he has gained as the head of a global business. He also has significant public company and non-profit board experience.

Hellene S. Runtagh	Director since December 2008

Ms. Runtagh, age 64, formerly served as President and Chief Executive Officer of the Berwind Group from 2001 to 2002, a diversified pharmaceutical services, industrial manufacturing and real estate company. From 1998 through 2000, she served as Executive Vice President of Universal Studios. Prior to joining Universal, Ms. Runtagh spent 25 years at General Electric Company in a variety of leadership positions. Ms. Runtagh also serves on the board of directors of Lincoln Electric Holdings, Inc., a full-line manufacturer and reseller of welding and cutting products, and NeuStar Inc., a provider of clearinghouse services to the communications industry. Ms. Runtagh served as a director of Avaya Inc. and IKON Office Solutions, Inc. during the last five years.

Ms. Runtagh’s qualifications to serve on the Board include her extensive expertise and experience in the areas of operations, marketing and sales, as well as comprehensive management and leadership experience she gained as a former senior executive for a diverse global business. She also has significant public company board experience (including specific experience serving on audit and compensation committees).

Frank Sklarsky	Director since June 2012

Mr. Sklarsky, age 55, most recently served as the Chief Financial Officer and Executive Vice President of Tyco International Ltd. from December 2010 to September 2012. Prior thereto, from October 2006 to November 2010, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer of Eastman Kodak Co. Mr. Sklarsky served as Chief Financial Officer and Executive Vice President of ConAgra Foods, Inc. from November 2004 to October 2006. Earlier in his career, Mr. Sklarsky spent 20 years with Chrysler in a series of senior financial leadership roles, and he also served in executive finance positions with Dell, Inc. Mr. Sklarsky earned his MBA from Harvard University and his Bachelor of Science in Accounting from Rochester Institute of Technology, where he serves on the Board of Trustees. He is also a certified public accountant. Mr. Sklarsky does not currently serve, and has not served in the last five years, on any other public company boards.

Mr. Sklarsky’s qualifications to serve on the Board include his extensive financial expertise and experience in the automotive industry as well as the comprehensive management and leadership experience he has gained as a senior executive of multiple global businesses.

Gary G. Steel	Director since December 2007

Mr. Steel, age 59, has served as the Head of Group HR and Sustainability and a member of the Group Executive Committee of ABB Ltd. since January 2003. Prior to joining ABB Ltd., Mr. Steel served in various executive positions with Royal Dutch Shell plc, including Human Resources Director for Global Finance for Shell International B.V., a wholly owned subsidiary of Royal Dutch Shell plc. Mr. Steel currently serves on the board of directors of publicly listed ABB subsidiaries in India and Sweden. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Steel’s qualifications to serve on the Board include his extensive expertise and experience in human resources, executive compensation matters, talent development, succession planning, and benefits administration, as well as the comprehensive management and leadership experience he has gained as a senior executive for a global organization.

The Board recommends a vote FOR election of each of the nominees.

Directors Whose Terms Extend Beyond the Meeting

Dr. Harald Einsmann	Director since October 2007

Dr. Einsmann, age 78, served as an Operating Partner of EQT Partners AB, a European private equity group, from 2000 until 2006. Prior to joining EQT, Dr. Einsmann was an Executive Vice President of The Procter & Gamble Company worldwide, and its President of Europe, Middle East and Africa. He serves as a director of Checkpoint Systems, Inc., a provider of integrated system solutions for retail security, labeling and merchandising. Dr. Einsmann also served as a director of Tesco Plc, the Carlson Group and Rezidor Hotel Group in Scandinavia during the last five years. His current term expires at the 2013 Annual Meeting of Stockholders.

Dr. Einsmann’s qualifications to serve on the Board include his extensive expertise and experience in the areas of retail, consumer goods, manufacturing and international markets, as well as comprehensive management and leadership experience he gained as the former head of a global business unit. He also has significant public company board experience.

Ann McLaughlin Korologos	Director since November 1995

Ms. Korologos, age 70, has served as our Lead Director since May 2008. From April 2004 to April 2009, she served as Chairman of the RAND Corporation Board of Trustees. She is Chairman Emeritus of The Aspen Institute, where she served as Chairman from 1996 to 2000. Ms. Korologos was a Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm, from 1996 to 2005. From 1987 until 1989 she served as the United States Secretary of Labor. Ms. Korologos is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Host Hotels & Resorts, Inc., Kellogg Company and Vulcan Materials Company, a provider of construction aggregates. Her current term expires at the 2013 Annual Meeting of Stockholders.

Ms. Korologos’ qualifications to serve on the Board include her expertise and experience in the areas of international markets, marketing, regulatory and government affairs, policy making, and social responsibility and reputational issues. She also has significant public company board experience (including specific experience in compensation, diversity, corporate governance and social responsibility).

Kenneth M. Reiss	Director since February 2008

Mr. Reiss, age 69, served as a partner with Ernst & Young LLP, an accounting firm he joined in 1965, from 1977 until his retirement in June 2003. While at Ernst & Young, he also served as Managing Partner for the Assurance and Advisory Practice in the firm’s New York office and served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Columbia Pictures. Mr. Reiss serves on the board of directors of The Children’s Place and The Wet Seal, Inc., both of which are national specialty retailers. Mr. Reiss also served as a director of Eddie Bauer Holdings, Inc. and Guitar Center, Inc. during the last five years. His current term expires at the 2013 Annual Meeting of Stockholders.

Mr. Reiss’ qualifications to serve on the Board include his extensive expertise and experience in the areas of auditing, accounting, finance and risk management. He also has significant public company board experience (including specific experience serving on audit committees).

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

The Board currently consists of ten directors. The Board has determined that eight of the directors are independent directors and one director is a current member of our senior management. With the exception of Dr. Jiren Liu, each of our non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange. Following the Meeting, the Board will consist of nine members, seven of whom are independent. Mr. Carroll will not serve as a director after the Meeting. There are no family relationships among any directors or executive officers of our company.

Director Compensation

Process

The Compensation and Option Committee is responsible for annually reviewing and making recommendations to the Board regarding the compensation of our non-management directors.

Fiscal 2012 Compensation

For services rendered during fiscal 2012, non-management directors received an annual retainer fee of $70,000, plus $1,500 for each Board or committee meeting attended. The chairperson of each of the Board’s standing committees received an additional annual retainer fee as follows: Audit Committee ($25,000), Compensation and Option Committee ($15,000) and Nominating Committee ($10,000). The Lead Director received an additional annual retainer fee of $25,000. We do not pay fees to directors who are officers of our company or our subsidiaries. We reimburse all directors for expenses incurred in attending Board and committee meetings.

On the date of our 2011 Annual Meeting of Stockholders, each then-current non-management director received a restricted share unit (“RSU”) grant equal to $125,000 divided by the closing price of our Common Stock on December 7, 2011. All of these RSUs were granted under the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan, as amended (the “2002 Incentive Plan”). Each RSU vests at a rate of one-third per year commencing on the first anniversary of the grant date.

The following table sets forth compensation earned by each of our non-management directors for his or her service as a director during fiscal 2012.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Brian F. Carroll	$83,500	$124,989	$208,489
Dr. Harald Einsmann	92,500	124,989	217,489
Ann McLaughlin Korologos	120,000	124,989	244,989
Dr. Jiren Liu	82,000	124,989	206,989
Edward H. Meyer	106,000	124,989	230,989
Kenneth M. Reiss	123,500	124,989	248,489
Hellene S. Runtagh	98,500	124,989	223,489
Frank Sklarsky(4)	1,154	199,969	201,123
Gary G. Steel	89,500	124,989	214,489

(1)	Includes annual retainer and meeting attendance fees paid to each non-management director for his or her service as a director during fiscal 2012, and additional annual retainer fees paid to the Lead Director and the chairperson of each committee of the Board.
(2)

On December 7, 2011, each non-management director (except Mr. Sklarsky) received an RSU grant of 3,050 shares of our Common Stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, was $124,989. On June 25, 2012,

Mr. Sklarsky received an RSU grant of 5,390 shares of our Common Stock upon joining our Board. The grant date fair value of Mr. Sklarsky’s award was $199,969. As of June 30, 2012, the number of outstanding RSUs held by each of our non-management directors was as follows: Mr. Carroll (5,984 shares), Dr. Einsmann (5,984 shares), Ms. Korologos (5,984 shares), Dr. Liu (6,681 shares), Mr. Meyer (5,984 shares), Mr. Reiss (5,984 shares), Ms. Runtagh (5,984 shares), Mr. Sklarsky (5,390 shares) and Mr. Steel (5,984 shares). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. See Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2012, for information regarding the assumptions made in determining these values.
(3)	As of June 30, 2012, the number of outstanding stock options held by each of our non-management directors was as follows: Mr. Carroll (13,000 shares), Dr. Einsmann (13,000 shares), Ms. Korologos (46,000 shares), Mr. Meyer (46,000 shares), Mr. Reiss (8,000 shares), and Mr. Steel (8,000 shares). Our company ceased granting stock options to non-management directors after December 2007.
(4)	Mr. Sklarsky joined the Board on June 25, 2012.

Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout our company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles we have, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee and Nominating Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Management and the Board, a Code of Ethics and Conflicts of Interest Policy for Members of the Board, and a Code of Business Conduct applicable to all our employees; and

•	a Majority Voting Policy that requires our directors to submit their resignation if they do not receive a majority of votes “For” their election.

The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on our website (www.harman.com) in the Corporate Governance section of the Investors page. Copies of these documents are also available upon written or oral request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our Code of Ethics for Senior Management and the Board on our website under the Corporate Governance section of the Investors page.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of our company and as appropriate to comply with any new requirements of the SEC or the New York Stock Exchange.

Director Independence

As part of our Corporate Governance Guidelines, we have established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are available on our website under the Corporate Governance section of the Investors page.

In making its independence determinations, the Board considered transactions that occurred in fiscal 2012 between our company and entities associated with the non-management directors or members of their respective immediate families. All identified transactions that appeared to relate to our company and a family member of, or entity with a known connection to, a non-management director were presented to the Board for consideration. The Board considered the transactions in the context of the New York Stock Exchange objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service standards for compensation committee members. Based on all of the foregoing, as required by the New York Stock Exchange rules, the Board made a determination on June 26, 2012 that Dr. Liu was no longer independent of our company within the meaning of the New York Stock Exchange listing standards. Such determination was based on Dr. Liu’s position as the Chairman and CEO of Neusoft Corporation and the fact that our company paid Neusoft Corporation and its related entities more than 1% of its revenue in fiscal 2012 for engineering and software development services rendered to our company. The Board determined that no other relationships exist that, in the opinion of the Board, would impair any other director’s independence. The Board’s independence determinations also included the following transaction:

•

Mr. Carroll is a member of Kohlberg Kravis Roberts & Co. (“KKR”). In October 2007, our company issued $400 million of 1.25% senior convertible notes (the “Notes”), of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk. Our company paid KKR less than 1% of its revenue in fiscal 2012 for interest on the Notes. On October 15, 2012, the Notes matured and were repaid in full. As a result, KKR no longer has any economic benefit or risk in respect of our company’s securities. Mr. Carroll has also decided that upon completion of his current term he will not stand for re-election to the Board. His current term continues until the Annual Meeting.

The Board has determined that each of Mr. Carroll, Dr. Einsmann, Ms. Korologos, Mr. Meyer, Mr. Reiss, Ms. Runtagh, Mr. Sklarsky and Mr. Steel, is independent of our company and our management within the meaning of the New York Stock Exchange listing standards and satisfies our independence standards. Mr. Carroll will not serve as a director after the Annual Meeting, and, accordingly, will not be a member of the Compensation and Option Committee after the Annual Meeting.

Majority Voting Policy

Under our majority voting policy, in an uncontested election of directors, any nominee who receives a greater number of votes “Against” than votes “For” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating Committee. The Nominating Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

In determining its recommendation to the Board, the Nominating Committee will consider all factors it deems relevant, which may include:

•	the stated reason or reasons why stockholders who cast “Against” votes for the director did so;

•

the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders.

The Nominating Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

•

rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating Committee to have substantially resulted in the “Against” votes.

Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating Committee and any additional information that the Board deems relevant. We will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Non-Employee Director Stock Ownership

In fiscal 2012, we adopted revised Stock Ownership Guidelines for Non-Employee Directors. The guidelines recommend that non-management directors should, upon the later of (a) three years after the date of original adoption of the updated guidelines or (b) three years after becoming a Director, own and hold shares of Common Stock equal in value to the lesser of:

•	three times the Director’s annual cash retainer; or

•	7,000 shares.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors, any of the committees of the Board or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors, any of the committees of the Board or a specific director. The General Counsel or the Head of Internal Audit will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of our company.

Board Meetings

The Board held six meetings during fiscal 2012. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period he or she was a director in fiscal 2012. The Board has established a policy that the non-management directors meet in executive session, without members of our management present, at each regularly scheduled meeting of the full Board.

The following table provides a summary of the membership of each of the standing committees of the Board as of June 30, 2012.

Name	Audit	Compensation and Option	Nominating and Governance
Brian F. Carroll(1)	—	Member	—
Dr. Harald Einsmann	Member	—	—
Ann McLaughlin Korologos	—	—	Chair
Edward H. Meyer	—	Chair	Member
Kenneth M. Reiss	Chair	—	Member
Hellene S. Runtagh	Member	Member	—
Frank Sklarsky	Member	Member	—
Gary G. Steel	—	Member	Member

(1)	Mr. Carroll will not serve as a director after the Annual Meeting, and, accordingly, will not be a member of the Compensation and Option Committee after the Annual Meeting.

Annual Meetings of Stockholders

As part of our Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend our stockholders’ meetings. All Board members who were directors at the time of the meeting attended our 2011 Annual Meeting of Stockholders.

Audit Committee

During fiscal 2012, the Audit Committee held nine meetings. The Board has determined that each member of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Mr. Reiss is an “audit committee financial expert” within the meaning of applicable SEC regulations.

The Audit Committee assists the Board in its oversight of our financial reporting, focusing on the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, and the qualifications and independence of our independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with our independent auditor, who is ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor, and evaluating and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to our company by the independent auditor;

•	oversight over the audit scope and performance of the internal audit function;

•	oversight over our company’s ethics and compliance programs;

•	evaluating and discussing with management and the Board our company’s risk assessment and risk management processes; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 58 of this Proxy Statement.

Compensation and Option Committee

During fiscal 2012, the Compensation and Option Committee held four meetings. Each member of the Compensation and Option Committee is independent under the New York Stock Exchange listing standards. On June 26, 2012, the Board determined, during its annual independence analysis, that Dr. Liu was no longer independent of our company within the meaning of the New York Stock Exchange listing standards and Dr. Liu was removed from the Compensation and Option Committee.

The Compensation and Option Committee assists the Board in overseeing executive compensation and administers our executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	establishing our company’s executive compensation philosophy;

•	annually reviewing and benchmarking CEO compensation, and recommending to the Board the compensation level for the CEO;

•	annually reviewing, benchmarking and establishing compensation levels for our executive officers and reviewing executive compensation matters generally;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity-based incentive plans;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	approving awards of options, restricted shares, RSUs and other equity rights to executive officers.

The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its written charter. A report of the Compensation and Option Committee appears on page 42 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Edward H. Meyer, Brian F. Carroll, Dr. Jiren Liu, Hellene S. Runtagh and Gary G. Steel served as members of the Compensation and Option Committee in fiscal 2012. Frank Sklarsky was appointed to the Compensation and Option Committee on June 26, 2012. Mr. Carroll will not serve as a director after the Annual Meeting, and, accordingly, will not be a member of the Compensation and Option Committee after the Annual Meeting. On June 26, 2012, the Board determined, during its annual independence analysis, that Dr. Liu was no longer independent of our company within the meaning of the New York Stock Exchange listing standards and Dr. Liu was removed from the Compensation and Option Committee. During fiscal 2012, no member of the Compensation and Option Committee was an employee, officer or former officer of our company. None of our executive officers served in fiscal 2012 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of the Board or the Compensation and Option Committee. As described below under “Certain Relationships and Related Person Transactions,” Dr. Jiren Liu is Chairman and CEO of Neusoft Corporation, a company to which we made more than $120,000 in payments during fiscal 2012 for services rendered pursuant to an engineering and software development services agreement, and Brian F. Carroll is a member of KKR, a company to which we made more than $120,000 in interest payments on the Notes during fiscal 2012.

Nominating and Governance Committee

During fiscal 2012, the Nominating Committee held four meetings. Each member of the Nominating Committee is independent under the New York Stock Exchange listing standards.

The Nominating Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating Committee’s primary responsibilities include:

•

considering and making recommendations to the Board with respect to nominees for election to the Board consistent with criteria approved by the Board or the Nominating Committee, including director candidates submitted by our stockholders;

•	periodically reviewing and assessing our policies and practices with regard to corporate responsibility, human health and safety, sustainability and the environment;

•	annually reviewing and reassessing the adequacy of our codes of conduct, corporate governance guidelines and committee charters;

•	overseeing the process for the annual performance evaluation of the Board, Board committees and CEO; and

•	reviewing the independence of each of the directors annually.

The Nominating Committee’s responsibilities and key practices are more fully described in its written charter.

Board Role in Respect of CEO Compensation

The Compensation Committee makes recommendations to the Board regarding the CEO’s compensation level, and the Board makes all final decisions regarding CEO compensation. The Board approves the CEO’s goals and objectives for the upcoming fiscal year, assesses the CEO’s performance in the current fiscal year against the goals and objectives for such fiscal year and approves the CEO’s compensation for the upcoming fiscal year. The CEO is not involved in the approval process for his compensation.

Board Leadership Structure

The current Board Chairman is also the current CEO of our company. In addition, in May 2008 the non-management directors designated Ann McLaughlin Korologos as Lead Director. In this role, Ms. Korologos is responsible for chairing executive sessions and other meetings of the Board, with and without the participation of the Chairman. Our Lead Director sets the agenda for Board meetings and ensures that all topics proposed by the other directors are considered for debate and discussion. Our Lead Director also conducts the CEO’s performance appraisal at the end of each fiscal year and reviews the CEO’s performance goals and objectives for the new fiscal year. In preparation for these reviews with the CEO, all non-management directors provide their input to the Lead Director. Following the review sessions with the Lead Director, our CEO holds an in-person presentation and discussion with the Board. The Board designates the Lead Director on an annual basis.

The non-management directors believe that our company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for our company at this time. The non-management directors believe that each of the possible leadership structures for a board has its particular advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration is the responsibility of a company’s board and requires a diversity of views and experiences. The combined Chairman/CEO model is a leadership model that has served our stockholders well for many years and through a succession of effective leaders.

The non-management directors of the Board believe that the combined Chairman/CEO position, together with the Lead Director, has certain advantages over other board leadership structures and continues to best meet our company’s current needs, including:

•	efficient communication between management and the Board;

•	clear delineation of the Lead Director’s and other non-management directors’ oversight role from the Chairman/CEO’s and other management’s day-to-day operations role;

•	clarity for our company’s key stakeholders on corporate leadership and accountability; and

•	the Board Chairman possessing the best knowledge of our company’s strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

The Nominating Committee and the other non-management directors periodically review this structure to ensure it is still appropriate for our company, especially in the context of future succession plans.

Board Oversight of Risk Management

Management is responsible for day-to-day enterprise risk management. In its oversight role regarding enterprise risk management, the Board reviews and approves our company’s long-term strategic plan and annual operating plan. We face risk in many different areas, including business strategy; government regulation; financial condition; credit and liquidity; product innovation; competition for talent; executive development; operational efficiency; quality assurance; environmental, health and safety; supply chain management; information technology and security; intellectual property; and legal compliance, among many others. The Board believes that oversight of risk management is the responsibility of the full Board.

In carrying out this critical responsibility, the Board meets with key members of management with primary responsibility for management of risk in their respective areas of responsibility, including our CEO, Chief Financial Officer, Chief Human Resources Officer, General Counsel, Head of Internal Audit, and the presidents of each of our three divisions. Each year, management compiles a comprehensive risk assessment report and reviews that report with the Board during regular Board meetings. The report identifies the material business risks for our company, indicates the senior management owners of such risks, and identifies factors that respond to and mitigate those risks. Throughout the year, the Board dedicates a portion of each meeting to review and discuss specific risk topics in greater detail.

Executive Succession Planning

The Board and our CEO have developed a comprehensive program for emergency and long-term executive succession, which the Board reviews with our CEO annually. Consistent with our culture, our goal is to always be in a position to appoint our most senior executives from within our company. Individuals who are identified as having potential for senior executive positions are evaluated by the Board. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our diverse global business. These individuals interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our business units around the world and otherwise.

We believe that the Board fully understands our culture and strategic needs and that our succession program should ensure a smooth transition with respect to senior executive appointments.

Director Nominees

The Nominating Committee utilizes a variety of methods for identifying and evaluating director nominees. The committee may consider candidates recommended by our directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

Qualifications

The Board has charged the Nominating Committee to make recommendations regarding an appropriate board composition to support and adjust to our company’s strategy and operations over time. The Nominating Committee reviews annually with the Board the size, function and needs of the Board and our company. In evaluating nominees for election as a director, the Nominating Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which we do business and in our industry and other industries relevant to our business;

•	the ability and willingness to participate fully in Board activities, including attendance at, and active participation in, Board and committee meetings;

•

the skills and personality of the nominee and how the Nominating Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a board that is collegial and responsive to the needs of our company and our stockholders;

•	the willingness to represent the best interests of all of our stockholders and not just one particular constituency;

•	age of the nominee; and

•	diversity of viewpoints, culture, background and experience, compared to those of existing directors and other nominees.

The Board also seeks men and women that have a wide range of experiences at policy-making levels in business, government, education and technology and in areas that are relevant to our company’s global activities. The Nominating Committee also endeavors to ensure that the Board includes a number of financially literate directors and at least one director who qualifies as a financial expert.

The Nominating Committee will also consider other criteria for director candidates included in our Corporate Governance Guidelines or as may be established from time to time by the Board.

We believe that our current Board is well-qualified to lead our company’s efforts to achieve our long-term strategy. The combined experience of our directors covers all areas of expertise and competency identified by the Nominating Committee.

Stockholder Recommendations

The Nominating Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating Committee. We have never received any recommendations for director candidates from stockholders. In considering director candidates recommended by our stockholders, the Nominating Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of our company and the aggregate amount of the submitting stockholder’s investment in our company.

Stockholders may recommend candidates at any time but to be considered by the Nominating Committee for inclusion in our proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date the proxy statement was mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain, among other information, the following:

•

the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in our proxy materials and to serve as a member of the Board if nominated and elected;

•

a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating Committee all information reasonably requested in connection with the Nominating Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential addresses, principal occupation or employment, number of shares of Common Stock and other securities of our company beneficially owned, a curriculum vitae or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors by SEC regulations and the New York Stock Exchange listing standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: Corporate Secretary (Nominating and Governance Committee Communication/Director Candidate Recommendation).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis discusses the role of our Compensation and Option Committee (the “Compensation Committee”) in setting the objectives of our executive compensation plans; the philosophy behind these plans; and also describes our company’s executive compensation program for fiscal 2012 and major elements of our fiscal 2013 program. This section of the Proxy Statement explains how the Compensation Committee made its compensation decisions for our executives, including our named executive officers, for fiscal 2012. Our named executive officers are:

•

our Chairman, Chief Executive Officer and President, Mr. Dinesh C. Paliwal, who is referred to in this section as our Chief Executive Officer or CEO — who is a named executive officer by reason of his position with us;

•	our Executive Vice President and Chief Financial Officer, Mr. Herbert K. Parker — who is a named executive officer by reason of his position with us; and

•	our next three most highly compensated executive officers — who are named executive officers by reason of their level of compensation:

•	Mr. Blake Augsburger, our Executive Vice President, President of our Professional Division and Country Manager, North America;

•	Mr. Sachin Lawande, our Executive Vice President and Co-President of our Lifestyle and Infotainment Divisions; and

•	Mr. Michael Mauser, our Executive Vice President and Co-President of our Infotainment and Lifestyle Divisions.

Compensation Objectives, Design and Process

Objectives

In designing our company’s executive compensation programs, the Compensation Committee is guided by its philosophy that our programs must achieve the following objectives:

•

Pay for performance: We seek alignment between performance and pay. Pay for performance alignment serves two purposes: to motivate and align executives to measures strategically beneficial to our company and to ensure payout levels correspond with performance.

•

Attract, retain, and motivate top talent: To accomplish this objective the Compensation Committee ensures that our executive compensation opportunity and structure is competitive with the external market for senior executive talent, and pays out over time, as opposed to immediately, to reinforce our retention objectives.

•

Achieve alignment with stockholders and sustainable long-term stockholder value creation: To accomplish this strategic objective, executive performance goals are tied to measures considered instrumental in generating sustainable long-term stockholder value, and equity-based compensation is a substantial portion of total compensation.

•

Drive achievement of strategic plan: Tying certain aspects of compensation, such as annual incentive bonus and long-term incentives, to company-specific goals focuses executives on key strategic objectives to drive our long-term success.

Overview of Compensation Design

The components of our executive compensation program provide for a combination of fixed and variable compensation and are designed to incorporate our principles and objectives. Our compensation program is designed to attract and retain executives and to create a pay-for-performance culture. A significant portion of each named executive officer’s targeted total direct compensation is in the form of performance-based compensation and, therefore, is “at risk.” Total direct compensation is defined as base salary, annual cash incentives and target long-term equity incentives. “At risk” means that the executive will not realize full economic benefit unless the applicable objectives, most of which are tied to our company’s financial performance, are met or exceeded. The specific components of our compensation program are:

•	Base salary;

•	Annual performance incentive compensation (cash);

•	Long-term incentive compensation (equity);

•	Severance and change-in-control arrangements; and

•	Employee benefits and other perquisites.

A more detailed description of each of these components is set forth below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2012.”

When making compensation-related decisions, we believe it is important to be informed about current practices of similarly situated public companies. Accordingly, the Compensation Committee considers market data from a peer group of companies and third party surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking.”

The Compensation Committee does not apply specific allocations between cash and equity-based compensation or between short-term and long-term compensation when setting each year’s total direct compensation package. We have continued to evolve our pay for performance culture by increasing the percentage of “at risk” compensation tied to meeting company objectives. The Compensation Committee believes that the percentage allocation that is “at risk” should increase based on an executive’s compensation and grade level. To this end, the Compensation Committee has increased the portion of equity-based compensation tied to performance objectives over time as follows:

	September 2008 Grants	All Grants Since September 2009

CEO	75% time-vested RSUs 25% time-vested stock options	33% time-vested RSUs 67% performance-vested RSUs at maximum performance level

Executive Committee (excluding CEO)	50% time-vested stock options 25% time-vested RSUs 25% performance-vested RSUs at maximum performance level	33% time-vested RSUs 67% performance-vested RSUs at maximum performance level

Fiscal 2012 Summary

Fiscal 2012 was an outstanding performance year for our company, building off the foundation we established in fiscal 2011. Our revenue increased by 16%, compared to fiscal 2011, and, excluding restructuring expenses, we had an operating profit of $310 million in fiscal 2012, compared to an operating profit of $211 million in fiscal 2011. Our return on invested capital increased by three percentage points from 9.6% in fiscal 2011 to 12.6% in fiscal 2012. Along with strong improvement in financial performance, management continued to implement a number of strategic measures to create sustainable stockholder value. These measures included: strengthening our technology and innovation leadership, as demonstrated by the increase in our intellectual property portfolio and increase in our orders received and overall order backlog; continuing expansion of our global footprint into the emerging markets and best cost countries such as Hungary, Brazil, Mexico, China and India; and strengthening of our market position in the emerging markets. Our investment in the emerging markets has continued to generate strong revenue growth, led by China which was up 42% during fiscal 2012. The revenue generated in these markets delivered higher profit margins than those of our company as a whole. During the fourth quarter of fiscal 2012, we continued to return value to our stockholders by repurchasing our shares and doubling our dividend. To accelerate our company’s profitable growth, we continued to make investments in capital equipment, factories, market and brand awareness campaigns and local country management talent in emerging markets.

Below are tables that reflect (a) our key business performance metrics in fiscal 2012 versus fiscal 2011, (b) our company’s total stockholder return (“TSR”) for fiscal 2012 relative to the Dow Jones Industrial Average and a specified performance peer group and (c) our company’s return on invested capital (“ROIC”) for fiscal 2012 relative to a specified performance peer group:

Performance Metric(1)	FY2012	FY2011	% Improvement
Net Sales	$4,364	$3,772	16%
EPS Diluted (from continuing operations)	$4.57	$1.90	241%
Free Cash Flow (excl. certain items)(2)	$291	$240	21%
Free Cash Flow/Diluted Shares Outstanding (excl. certain items)	$4.06	$3.35	21%
Return on Invested Capital(3)	12.6%	9.6%	31%
Patents and Patent Filings	4,395	3,697	19%
Orders Received	$5,200	$2,400	117%
Backlog of Awarded Business(4)	$16,100	$14,600	10%

(1)	All dollar figures in millions, except per share amounts.
(2)	Free Cash Flow is defined as: EBITDA (as adjusted for non-recurring items) less capital expenditures less change in working capital. Change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties.
(3)	Return on Invested Capital is defined as: net operating profit after tax divided by invested capital (which is defined as the sum of total debt and book equity).
(4)	Backlog of Awarded Business is the estimated future lifetime net sales for all of our company’s OEM customers. This amount does not represent firm customer orders. This metric is calculated using various assumptions, which are updated annually, including global vehicle production forecasts, customer take rates for our company’s products, revisions to product life cycle estimates and the impact of annual price reductions, among other factors.

Harman TSR FY12 — Versus Market and Peer Group

Versus Market

Versus Peer Group*

*	Aisin, Alpine, AU Optronics, Audi, Bang & Olufsen, Best Buy , BMW, Continental, Daimler, Denso, FIAT, Flextronics, Fujikon, Garmin, Honda Motors, Jabil Circuit, Johnson Controls, Live Nation Entertainment, Metro AG, Motorola Mobility Holdings, Nokia, Onkyo, Panasonic, Pioneer, Renesas, Texas Instruments, TomTom, Toshiba, Toyota and Yamaha

Harman ROIC FY12 — Versus Peer Group*

*	Aisin, Alpine, Bang & Olufsen, Best Buy , BMW, Continental, Daimler, Denso, FIAT, Flextronics, Garmin, Honda Motors, Jabil Circuit, Johnson Controls, Metro AG, Motorola Mobility Holdings, Nokia, Onkyo, Panasonic, Pioneer, Renesas, Texas Instruments, TomTom, Toshiba, Toyota and Yamaha

To drive the behavior which reinforced profitable growth, the Compensation Committee approved our management incentive program to reward the attainment of performance metrics related to improving revenue, operating profit and free cash flow. The below charts reflect our eleven consecutive quarters of both revenue and EBITDA growth (on a last-12-month basis).

Revenue*	EBITDA*

*	All figures in millions.

Compensation Committee Actions in Fiscal 2012

The Compensation Committee continued to fine tune elements of our executive compensation plans to further drive our “pay for performance” philosophy. Following their review of our programs in early fiscal 2012, the Compensation Committee decided that it would be necessary to restructure certain elements of our compensation program for our Chief Executive Officer and our executive committee members, including our named executive officers, to further increase our pay for performance orientation. The Compensation Committee took the following actions:

•

Long-Term Incentive Performance Metrics. The Compensation Committee modified the metric relating to earnings per share by expanding it from a one-year metric to a three-year cumulative measurement and added a new metric relating to return on invested capital to the mix for performance-vested RSUs (“Performance RSUs”) granted to our executive officers in fiscal 2012 (the “2012 Performance RSUs”). In order to focus on long-term growth and align management performance with stockholder return, the 2012 Performance RSU metrics are a combination of earnings growth, stockholder return and return on invested capital. One-third of the 2012 Performance RSUs are earned based on a three-year cumulative earnings per share (“EPS”), one-third of the 2012 Performance RSUs are earned based on three-year total stockholder return (“TSR”) at the end of September 2014 relative to a basket of peer group companies, and one-third of the 2012 Performance RSUs are earned based on fiscal 2014 return on invested capital (“ROIC”). The Compensation Committee believes that by selecting these metrics for the 2012 Performance RSUs it has adopted a balanced approach to capturing an external share-based measure and internal earnings-based and return-based measures which will reward for relative performance in a volatile market while also rewarding superior earnings results and management decisions. This change reinforces the Compensation Committee’s objectives of pay-for-performance, alignment with stockholders, and focus on driving achievement of our company’s long-range strategic plan.

•

Base Salary. In September 2011, the Compensation Committee also considered changes to the base salaries for our named executed officers for fiscal 2012. Following a review of benchmark and peer group data, the Compensation Committee determined that all of our executive committee members, including our named executive officers, be given a 3% merit increase in base salary for fiscal 2012. These increases became effective as of September 2011.

Description of Compensation Decision Making Process

Role of Compensation Committee

Our executive compensation program is designed and implemented under the direction of the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee reviews salaries and other compensation arrangements for our Chief Executive Officer and members of our executive committee, which is comprised of our most senior executives (including our named executive officers), and approves such compensation for all executive committee members (except our CEO). The Compensation Committee makes recommendations to the Board regarding the CEO’s compensation level, and the full Board (without the CEO) makes all final decisions regarding CEO compensation.

The Compensation Committee meets as often as necessary to discharge its responsibilities, and is authorized to retain an independent compensation consultant to advise them. The Compensation Committee periodically consults with outside advisors, and uses survey and peer group data provided by such consultants, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” in connection with its decisions with respect to executive compensation matters. Specifically, with regard to our annual incentive program, each year the Compensation Committee approves the business financial targets for each executive committee member, including our named executive officers. Achievement against these target objectives impacts the amount of the executive’s annual incentive compensation.

Role of Chief Executive Officer and Management

Our Chief Executive Officer is included in discussions and makes recommendations to the Compensation Committee on compensation program structure for our executive committee members, including our named executive officers. The Compensation Committee reviews the recommendations from the CEO and makes all final compensation decisions (except with respect to the CEO’s compensation which is ultimately decided by the Board in executive session without the CEO’s participation). Our CEO also provides his evaluation of each executive officer’s performance, including our named executive officers, against their individual objectives for the Compensation Committee’s consideration and approval as part of his recommendation for appropriate compensation awards under the annual incentive program. Our CEO does not participate in discussions, either with the Compensation Committee or the Board, regarding his own compensation.

Role of Consultant

In fiscal 2012, the Compensation Committee retained an independent compensation consultant, ClearBridge Compensation Group (“ClearBridge”), to advise on compensation matters of our Chief Executive Officer and executive committee members, including our named executive officers. ClearBridge reports directly to the chairman of the Compensation Committee. ClearBridge reviewed competitive data based on peer group data and published surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” and provided recommendations on the design of the long-term incentive program to the Compensation Committee. Services provided by ClearBridge included advice regarding executive compensation best practices and assistance in benchmarking executive compensation levels. ClearBridge does not provide any other services for our company or management.

Role of Surveys and Benchmarking

ClearBridge reviewed the competitiveness of compensation for all executives based on market data for companies with revenue from $3 billion to $6 billion from the following two sources:

•	Towers Watson Compensation Data Bank® Executive Compensation Survey (the “Towers Watson Survey”), a nationally-published survey of companies across multiple industries; and

•	A peer group of selected companies in related industries to our company’s.

These two reference groups consist of the following companies:

Companies in Towers Watson Survey (n=119)

Agilent Technologies	Alcon Laboratories	Allergan	Alliant Techsystems	AOL

APL	Applied Materials	Armstrong World Industries	Avis Budget Group	Beckman Coulter

Big Lots	Biogen Idec	Blockbuster	Broadcom	Cameron International

CareFusion	Carlson Companies	Celgene	CenturyLink	CF Industries

CH2M Hill	Chiquita Brands	Cintas	COACH	Convergys

Cooper Industries	Corning	Cytec	Dana	Del Monte Foods

Domtar	Dow Corning	Eastman Chemical	Ecolab	EMCOR Group

Essilor of America	Exterran	FANUC Robotics America	Federal-Mogul	Fidelity National Info Svcs

Fiserv	Flowserve	Forest Laboratories	Fortune Brands	GAF Materials

Genzyme	Goodrich	Gorton’s	Greif	Gruma

GTECH	Hanesbrands	Harley-Davidson	Hasbro	Hershey

Hormel Foods	Hospira	Hunt Consolidated	Hyatt Hotels	Invensys Controls

Iron Mountain	J.M. Smucker	J.R. Simplot	Knowles Electronics	Kohler

Leggett & Platt	Level 3 Communications	Levi Strauss	Life Technologies	Lorilland Tobacco

Mattel	McDermott	McGraw Hill	MeadWestvaco	Molson Coors Brewing

NewPage	Nycomed US	Oshkosh Truck	Owens Corning	Parsons

PetSmart	Pitney Bowes	Potash	Pulte Homes	Purdue Pharma

Quintiles	Ralcorp Holdings	Rockwell Automation	Rockwell Collins	Ryder Systems

Schreiber Foods	Schwan’s	Sealed Air	Shire Pharmaceuticals	Smith & Nephew

Smurfit-Stone Container	Sonoco Products	Spirit AeroSystems	SPX	Starwood Hotels & Resorts

Steelcase	Stryker	Temple-Inland	Teex	Timken

Trinity Industries	Unisys	United States Cellular	USG	Vision Service Plan

Visteon	Vulcan Materials	VWR International	Watson Pharmaceuticals	Wendy’s/Arby’s Group

Weyerhaeuser	Wyndham Worldwide	Yahoo!	YRC Worldwide

Companies in the Peer Group (n=16)

Agilent Technologies Inc.	Alliant Techsystems Inc.	Borgwarner, Inc.	Cooper Industries plc	Emcor Group Inc.

Harris Group Corp.	Juniper Networks Inc.	Molex Inc.	Owens Corning	Pitney Bowes Inc.

Precision Castparts Corp.	Rockwell Automation	Rockwell Collins Inc.	Spirit Aerosystems Holdings	Tenneco

USG Corp.

As there is no well-defined group of comparable publicly-traded companies in the United States operating in the same industries as our company’s, the Compensation Committee believes that the blended approach of broad industry comparison provided by the Towers Watson Survey, as well as specific companies in industries similar to our company’s provides an appropriate comparison. While such market information is considered by the Compensation Committee to assist in setting a range for the individual and combined elements of compensation for our named executive officers and other members of our executive committee, it is not solely determinative.

Executives are benchmarked against positions comparable to their own based on level, revenue, scope of role and job description. The Compensation Committee used benchmark data as an input, among other factors considered, when setting compensation levels for our named executive officers. While the Compensation Committee uses the 50th percentile market data as a reference point, it does not target a specific percentile positioning of compensation for our named executive officers. Other factors considered by the Compensation Committee are discussed below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2012.”

Role of Tally Sheets

The Compensation Committee has reviewed tally sheets setting forth all components of compensation paid to our executive committee members, including our named executive officers, in the most recent fiscal year, including all cash compensation, perquisites and the value of long-term awards. The tally sheets also enumerate potential payouts to the executive officers upon various termination scenarios. The Compensation Committee considered the information presented in the tally sheets in determining the compensation program for our executive committee members, including our named executive officers, for fiscal 2012.

Key Components of Executive Compensation for Fiscal 2012

Our executive compensation program for fiscal 2012 focused on the achievement of key strategic objectives and increased focus on stockholder value creation, while recognizing that the economic environment in fiscal 2012 remained challenging. The fiscal 2012 pay packages for executive committee members, including our named executive officers, consisted of salary, short and long-term incentive opportunities and other benefits discussed below. The Compensation Committee determined the mix of salary and “at risk” pay based primarily on its review of the executive’s position within our company, internal pay equity, and market data provided by ClearBridge. The Compensation Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue unsustainable results.

Compensation Element	Objectives	Key Features
Base Salary

•    Provide a fixed level of cash compensation upon which executives can rely.

•    Provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies.

• Actual incumbent base salary may be above or below the market median to recognize management responsibilities, individual abilities and performance, level of experience and tenure with our company.

Compensation Element	Objectives	Key Features
Performance-Based, Cash Annual Incentive

•    Link annual corporate and business priorities with individual and group performance goals.

•    Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

•    Reward achievement of difficult targets, with bonus payout directly linked to achievement of those targets.

•    Reward individual performance.

•    Provide a variable award opportunity that attracts, retains and motivates our leadership and key employees.

•    Cash incentive payments based on a fixed target percentage of base salary during the fiscal year, with actual awards based on attainment of corporate, division and individual objectives.

•    Corporate and division performance objectives are based on measurable financial metrics, such as net sales, operating profit and free cash flow.

•    Individual performance objectives are designed to reward an executive’s execution against critical business priorities and may include both financial and non-financial objectives.

Long-Term Equity Incentives

•    Align the interests of management with our stockholders.

•    Reward achievement of our strategic objectives.

•    Retain senior management and key employees.

•    Facilitate and encourage ownership of our Common Stock.

•    Long-term equity incentives are provided by annual grants of two types of awards under our equity incentive plans. The targeted value mix of these awards in fiscal 2012 for our CEO and named executive officers was: 33% time vested RSUs and 67% Performance RSUs at maximum achievement level, with specific grant amounts set to ensure a majority in Performance RSUs at target achievement level.

•    Individual equity awards also recognize an executive’s impact on our company, overall corporate success and the creation of stockholder value.

Compensation Element	Objectives	Key Features
Retirement Benefits	• Offer competitive retirement income for certain executive officers in order to retain and attract experienced executive talent.

•    The Supplemental Executive Retirement Plan (“SERP”) provides a defined retirement benefit for executives based on a multiple of the executive’s final average compensation. This benefit is currently only being provided to Messrs. Paliwal and Augsburger. As of fiscal 2008, our company discontinued providing this benefit to newly hired executive officers.

•    Generally, SERP benefits vest after a minimum of ten years of service and attainment of age 55.

Deferred Compensation Benefits	• Allow executives and certain key employees to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and retaining executive talent.

•    The Deferred Compensation Plan (“DCP”) permits management and key employees to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives, with final payment on termination or a date elected by the participant.

•    Our company does not currently match deferrals under the DCP, though the DCP does permit matching.

Compensation Element	Objectives	Key Features
Severance and Change-in-Control Benefits

•    Attract and retain senior management and key employees.

•    Align executive and stockholder interests by enabling our named executive officers to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the named executive officer’s own employment.

•    Upon the occurrence of a specified event, the severance agreements trigger the payment of a severance benefit ranging from a multiple of one time base salary plus pro rata bonus for our named executive officers to three times base salary plus full bonus for our CEO.

•    The change in control severance arrangements are generally “double-trigger” such that the named executive officer will be entitled to cash severance payments only if his or her employment is terminated without cause or for good reason in connection with or within a specified period following the change in control. Our CEO can also voluntarily terminate employment in the thirteenth month after a change in control and have it treated as a good reason termination.

•    Upon a change in control, accelerated vesting of equity awards.

•    Upon a change in control, “gross-up” payment for excise taxes for our CEO and CFO. As of 2009, our company has not granted this right to any other executive officers.

Determination of Fiscal 2012 Base Salary

In setting base salaries, we consider market comparisons, including benchmark and survey data provided by outside consultants as well as the performance and potential of the executive and internal pay relationships. At the request of the Compensation Committee, Mr. Paliwal, our Chief Executive Officer, makes annual recommendations with respect to changes in base salary for our executive officers, including our named executive officers. The Compensation Committee makes all final decisions on base salaries (except with respect to our CEO which is ultimately decided by the Board in executive session without the CEO).

Determination of Fiscal 2012 Annual Incentive Award

We maintain one annual incentive compensation program for our executive officers, including our named executive officers: the 2008 Key Executive Officers Bonus Plan (“2008 Key Executive Plan”).

Our Compensation Committee also retains the authority to award discretionary cash bonuses to executives under certain special circumstances. The Compensation Committee did not award any discretionary cash bonuses in fiscal 2012.

2008 Key Executive Officers Bonus Plan

Our 2008 Key Executive Plan is an annual incentive program for our Chief Executive Officer and other members of our executive committee, if they are designated to participate by the Compensation Committee. The Compensation Committee designates participants to the 2008 Key Executive Plan annually, within 90 days of the start of our fiscal year. Awards payable under the 2008 Key Executive Plan are intended to qualify as “performance-based compensation” for federal income tax purposes. Under the 2008 Key Executive Plan, our Chief Executive Officer and any other designated executive officers are eligible to receive awards.

In order to receive an award under the 2008 Key Executive Plan, our company or the executive’s business unit must achieve pre-established performance targets. Subject to the Compensation Committee’s discretion, the performance metrics may include, but are not limited to:

•	earnings or earnings per share;

•	free cash flow;

•	revenue;

•	stock price or total return to stockholders; and/or

•	operating income or earnings before interest and taxes (“EBIT”).

The targets for each metric are established by reference to our internal business plan. The Compensation Committee determines the specific measures, threshold and target values, and maximum values for each member of our executive committee, including our named executive officers, and our CEO establishes their individual achievement objectives.

Annual cash awards payable to any plan participant under the 2008 Key Executive Plan cannot exceed $3 million. Any annual cash award earned in excess of $3 million is paid to the executive outside of the 2008 Key Executive Plan and is not tax deductible by our company for federal income tax purposes. The Compensation Committee maintains discretion under the 2008 Key Executive Plan to decrease the amount paid to any participant in the 2008 Key Executive Plan. In fiscal 2012, all our executive committee members, including our named executive officers, were designated by the Compensation Committee as participants under the 2008 Key Executive Plan.

Fiscal 2012 Annual Incentive Compensation Awards

In September 2012, the Board approved the amount of Mr. Paliwal’s fiscal 2012 annual incentive award under the 2008 Key Executive Plan (as provided for in his letter agreement, described below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2012 — Benefits, Perquisites, and Contracts — Employment Agreements and Offer Letters”), and the Compensation Committee approved the amount of the fiscal 2012 awards for the executive officers who are participants in the 2008 Key Executive Plan, including the named executive officers. At the same time, the Compensation Committee approved the performance measures and goals for the target annual incentive awards under the 2008 Key Executive Plan for fiscal 2013. The fiscal 2012 awards were subject to our company achieving specified levels of performance for the following metrics:

•	revenue growth;

•	operating profit; and

•	free cash flow.

Free cash flow is a non-GAAP measure which the Compensation Committee calculated as follows: operating income plus depreciation and amortization plus change in working capital. The change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties. The Compensation Committee selected these metrics because it believes that:

•	they are critical to our overall corporate and operational performance;

•	they reinforce management focus on the annual business plan;

•	with respect to free cash flow, provides a measure of our ability to generate cash and reinvest in growth initiatives; and

•	together, they drive long-term stockholder value creation.

In addition to the corporate metrics described above, the awards for our named executive officers (other than our CEO) are subject to the achievement of individual performance metrics and/or divisional objectives, depending on the named executive officer’s role and responsibilities. The Board sets annual bonus targets for our CEO based on the three financial metrics above and the actual bonus earned by the CEO is calculated based on our company’s achievement of the three financial metrics.

The following tables set forth the threshold, target and maximum levels of performance, the weights of each corporate or division performance metric and actual performance for each of these metrics for fiscal 2012. All dollar amounts in the tables are in thousands except for figures reflected as a percentage.

Company Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 200%	Actual Performance
Revenue Growth	30%	$3,936,000	$4,193,000	$4,229,000	$4,364,000
Operating Profit	40%	$231,000	$264,000	$295,000	$310,000
Free Cash Flow	30%	$200,000	$245,000	$286,000	$291,000

Infotainment Division Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 200%	Actual Performance
Revenue Growth	30%	$2,151,000	$2,278,000	$2,319,000	$2,402,000
Operating Profit	40%	$108,000	$141,000	$151,000	$182,000
Free Cash Flow	30%	$99,000	$134,000	$148,000	$180,000

Lifestyle Division Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 200%	Actual Performance
Revenue Growth	30%	$1,171,000	$1,265,000	$1,284,000	$1,331,000
Operating Profit*	40%	$115,000	$132,000	$143,000	$142,000
Free Cash Flow*	30%	$104	$122,000	$137,000	$150,000

*	These figures in the Lifestyle Division Objectives reflect the year over year negative impact on Operating Profit and Free Cash Flow associated with their portion of the increase in costs of rare-earth neodymium magnets that could not be mitigated through procurement and sales price increases.

Professional Division Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 200%	Actual Performance
Revenue Growth	30%	$614,000	$650,000	$660,000	$631,000
Operating Profit*	40%	$100,000	$107,000	$117,000	$91,000
Free Cash Flow*	30%	$92,000	$102,000	$115,000	$69,000

*	These figures in the Professional Division Objectives reflect the year over year negative impact on Operating Profit and Free Cash Flow associated with their portion of the increase in costs of rare-earth neodymium that could not be mitigated through procurement and sales price increases.

For Messrs. Augsburger, Lawande and Mauser the Compensation Committee assigned a weight of 70% to the division objectives and a weight of 30% to the company objectives. For Mr. Paliwal and Mr. Parker, the company objectives were assigned a weight of 100%.

Like the corporate and division objectives, individual performance objectives are intended to challenge executives to achieve stretch goals that contribute to the achievement of the annual operating plan, improve our company’s performance, and ensure that corporate and division financial goals are met or exceeded. Individual performance objectives are also designed to ensure successful execution of ongoing strategic objectives, such as the opening of new plants, the development and launch of new products, the rollout of new sales and distribution schemes in specific territories, the timely completion of critical projects like BMW’s NBT program and the successful execution of restructuring activities. Potential scores for achievement of individual performance objectives range from 0% to 100%. As approved by the Compensation Committee:

•

Mr. Parker’s individual objectives included goals related to reducing expenses relating to finance and accounting as a percentage of sales (35%); reducing our global SG&A expense as a percentage of sales (25% weight); improving our company’s credit rating (20% weight); and reducing our working capital as a percentage of sales (20% weight). Based on his efforts and achievements against these targets, Mr. Parker received an aggregate individual objective score of 98.6% out of a maximum of 100%.

•

Mr. Augsburger’s individual objectives included goals related to executing on a Professional Division revenue growth plan in China (30% weight); successfully executing significant company events, successfully implementing a new monitoring system and restructuring local procurement processes (30% weight); reducing engineering costs as a percentage of sales (30% weight); and developing a project specification plan for e-commerce and an efficient dealer portal (10% weight). Based on his efforts and achievements against these targets, Mr. Augsburger received an aggregate individual objective score of 93.7% out of a maximum of 100%.

•

Mr. Lawande’s individual objectives included goals related to reducing global SG&A expense as a percentage of sales for the Lifestyle Division (30% weight); increasing branded audio take rates (30% weight); timely launching a new infotainment program (30% weight); and introducing new multimedia, home systems and mobile aftermarket products (10% weight). Based on his efforts and achievements against these targets, Mr. Lawande received an aggregate individual objective score of 99.3% out of a maximum of 100%.

•

Mr. Mauser’s individual objectives included goals related to achieving new awards from automotive customers and increasing Infotainment orders in China and India (25% weight); timely executing projects for infotainment programs for BMW and Mercedes (25% weight); reducing engineering costs (30% weight); and executing on an Infotainment Division revenue growth plan in China (20% weight). Based on his efforts and achievements against these targets, Mr. Mauser received an aggregate individual objective score of 100% out of a maximum of 100%.

The annual incentive compensation is calculated by multiplying the total business target achievement by the individual target achievement. If the maximum business financial targets are achieved (i.e., 200%), then the achievement multiplier on the individual targets cannot exceed 100%. The following table sets forth the target awards and actual payouts, each as a percentage of base salary, for Mr. Paliwal and our named executive officers:

Name	Target Annual Incentive Award (% of base salary)	Actual Payout (% of base salary)
Dinesh Paliwal	200%	400%
Herbert Parker	75%	147.9%
Blake Augsburger	75%	53%
Sachin Lawande	75%	147.4%
Michael Mauser	75%	150%

Long-Term Equity Incentive Program

Our equity incentive plans are administered by the Compensation Committee and are designed to provide incentive compensation to executive officers and other key employees in the form of stock options, restricted shares and RSUs (including Performance RSUs).

A substantial majority of the option grants that have been awarded to the key employees under our equity incentive plans are “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. Awards of restricted shares and RSUs granted under the plans have a minimum vesting period of three years and, therefore, are generally subject to forfeiture for a period of at least three years. Time-vested awards under our equity incentive plans vest immediately upon a change in control of our company, and performance-vested awards partially vest in accordance with the terms of the award agreements. This “single trigger” vesting of our equity awards is designed to ensure that ongoing employees are fully aligned with our stockholders in the event of a transaction by having the opportunity to realize value from their equity awards at the time of the transaction, on a basis similar to that available to our stockholders as a whole. These provisions also recognize that a change in control often causes significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction.

Generally, the Compensation Committee approves the annual equity awards under our incentive plan in September of each year. When making equity-based incentive awards, the Compensation Committee also takes into consideration the dates on which we expect to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to us, our stockholders and other investors.

Determination of Fiscal 2012 Equity Awards

In September 2009, in an effort to increase our focus on pay for performance, we put in place a new long-term equity incentive program for our executive committee members, including our named executive officers, granting equity in the form of 33% time-vested RSUs and 67% Performance RSUs, at maximum performance level. The value at the date of grant was set to be approximately at the 50th percentile of the market, as described above under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” when the target number of Performance RSUs is earned.

The number of 2012 Performance RSUs will be determined based on our company’s achievement of the following goals:

•

One-third of the 2012 Performance RSUs will be earned upon achievement of a three-year cumulative EPS target for fiscal 2012 through fiscal 2014 (the “Cumulative EPS Performance-Earned Units”). EPS is a non-GAAP measure;

•	One-third of the 2012 Performance RSUs will be earned upon achievement of a final year return on invested capital at the end of fiscal 2014 (the “ROIC Performance-Earned Units); and

•

One-third of the 2012 Performance RSUs will be earned upon achievement of a targeted three-year relative TSR, which is defined as stock price appreciation plus reinvested dividends (the “TSR Performance-Earned Units”). The beginning stock price for the three-year relative TSR was determined by taking the 60 trading day average closing stock price for our Common Stock immediately prior to the date of grant (the “Initial Stock Price”), and will be compared to the 60 trading day average closing stock price for our Common Stock immediately prior to September 7, 2014. The TSR will be benchmarked against the following selected group of peer companies, which companies were selected as peer companies for this metric because of the comparable nature of their business to our company’s business:

Aisin	Alpine Electronics	AU Optronics
Audi	Bang & Olufsen	Best Buy
BMW AG	Continental AG	Daimler AG
Denso	Fiat	Flextronics
Fujikon	Garmin	Honda Motors
Jabil Circuit	Johnson Control	Live Nation Entertainment
MediaMarkt	Motorola Mobility Holdings	Nokia
Panasonic Corp	Pioneer	Renesas
Texas Instruments	Tom Tom	Toshiba Corp
Toyota	TRW Automotive Holdings Corp.	Yamaha

The number of 2012 Performance RSUs that vest shall be determined pursuant to the following steps:

•

We will determine whether any of the 3-year cumulative EPS threshold goal, the TSR threshold goal and the ROIC threshold goal have been achieved: 2012 Performance RSUs will equal zero upon the occurrence of all of the following: (i) 3-year cumulative EPS is less than $9.89, (ii) TSR is below the 25th percentile and (iii) ROIC is less than 14%. If 3-year cumulative EPS equals or exceeds $9.89, TSR is at or above the 25th percentile or ROIC is at or above 14%, the determination of the number of 2012 Performance RSUs that will vest is as described in the next paragraphs.

•	The Cumulative EPS Performance-Earned Units shall be determined in accordance with the following matrix, based upon the actual cumulative EPS for fiscal 2012 through fiscal 2014 achieved:

Achievement Level	FY2012- FY2014 Cumulative EPS Goal		Percent of Cumulative EPS Performance Units Earned
Below Threshold	<$	9.89	0
Threshold		$9.89	25% of the Cumulative EPS Performance-Earned Units
Target		$10.99	50% of the Cumulative EPS Performance-Earned Units
Maximum	≥	$12.09	100% of the Cumulative EPS Performance-Earned Units

The number of Cumulative EPS Performance-Earned Units shall be determined based upon straight-line interpolation in the event that 3-year cumulative EPS achieved falls between the threshold cumulative EPS goal and the target cumulative EPS goal, or between the target cumulative EPS goal and the maximum cumulative EPS goal.

•	The TSR Performance-Earned Units shall be determined in accordance with the following matrix, based upon the actual TSR achieved:

Achievement Level	TSR Goal — Percentile Positioning	Percent of TSR Performance-Earned Units
Below Threshold	<25th	0
Threshold	25th	25% of the TSR Performance-Earned Units
Target	50th	50% of the TSR Performance-Earned Units
Maximum	≥75th	100% of the TSR Performance-Earned Units

The number of TSR Performance-Earned Units shall be determined based upon straight-line interpolation in the event that TSR achieved falls between the threshold TSR goal and the target TSR goal, or between the target TSR goal and the maximum TSR goal.

•	The ROIC Performance-Earned Units shall be determined in accordance with the following matrix, based upon the actual ROIC achieved in fiscal 2014:

Achievement Level	FY2014 ROIC Goal	Percent of ROIC Performance-Earned Units
Below Threshold	<14%	0
Threshold	14%	25% of the ROIC Performance-Earned Units
Target	15.5%	50% of the ROIC Performance-Earned Units
Maximum	≥17%	100% of the ROIC Performance-Earned Units

The number of ROIC Performance-Earned Units shall be determined based upon straight-line interpolation in the event that ROIC achieved falls between the threshold ROIC goal and the target ROIC goal, or between the target ROIC goal and the maximum ROIC goal.

The long-term equity awards granted in September 2011 vest as follows:

•	Time-vested RSUs vest on the third anniversary of the grant date so long as the participant is employed by us on that anniversary date; and

•

2012 Performance RSUs vest on the third anniversary of the grant date subject to the achievement of the EPS and ROIC goals at the end of fiscal 2014 and the achievement of the TSR goal by the third anniversary, and further subject to the participant remaining in our employ.

Our CEO’s long-term equity incentive grant in September 2011 was determined based on providing a grant value equal to six times his annual salary at maximum achievement, with at least two times salary in the form of time-vested RSUs and the remainder in Performance RSUs, which results in a mix of 33% time-vested RSUs and 67% Performance RSUs. The time-vested RSUs vest fully on September 7, 2014. The Performance RSUs will vest on September 7, 2014, subject to the achievement of the EPS, ROIC and TSR goals described above.

The awards made to our named executive officers are described in more detail below under the captions “Executive Compensation — Fiscal 2012 Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at 2012 Fiscal Year-End.” For additional information regarding the compensation received by our named executive officers in fiscal 2012, see the information below under the caption “Executive Compensation — Summary Compensation Table.”

Benefits, Perquisites, and Contracts

Employment Agreements and Offer Letters

Since 2007, we have had an employment agreement in place with Mr. Paliwal. The employment agreement with Mr. Paliwal provides continuity and stability in leadership for the organization. From time to time, we may also enter into employment offer letters with newly hired or promoted executive officers and key employees in order to attract and retain these qualified individuals. These offer letters document employment terms, including initial base salary, target incentive amounts and severance benefits that are typically limited to a qualifying termination of employment during the first year of employment. These offer letters generally do not make commitments to maintain salary and target incentive amounts at or above those initial levels in future years. You can find additional information regarding terms of the employment agreements and offer letters below under “Executive Compensation — Employment Agreements and Other Employment Arrangements.”

Severance and Change-in-Control Arrangements

In addition to the employment arrangements identified above, we also have entered into severance agreements with Mr. Paliwal and each of our other named executive officers, which are detailed below in this Proxy Statement under “Executive Compensation – Severance and Change in Control Benefits.” These agreements provide for severance benefits in the event of a termination of employment under specified circumstances, including following a change in control of our company. The payout amounts under these agreements range from a multiple of:

•	three times base salary plus bonus for our CEO;

•	two times base salary plus bonus for our CFO in the event of termination of employment upon a change in control;

•	one and one-half times base salary for our other named executive officers in the event of termination of employment upon a change in control; and

•

one time base salary plus pro rata bonus for each of our named executive officers, except our CEO, in the event of termination of employment under specified circumstances (excluding a change in control of our company).

The Compensation Committee has determined that the differences in payout amounts and other benefits under these severance agreements are reasonable and are based on a combination of competitive practices for employment arrangements for comparable positions in the broader market and the expected time it will take to find a new, comparable position.

If any severance payments or benefits provided to either Mr. Paliwal or Mr. Parker would be subject to the excise tax imposed on “parachute payments” by the Internal Revenue Code of 1986, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment. With respect to Mr. Paliwal and Mr. Parker, each will only receive this “gross-up” in the event his employment is terminated upon a change in control of our company. The Compensation Committee decided, in the exercise of its judgment, that we would not provide this benefit to any of our other named executive officers or any future executive officers.

Under the terms of our stockholder approved equity incentive plans and the related award agreements, unvested stock options, restricted shares and time-vested RSU awards become fully vested upon a change in control of our company. We adopted this single-trigger treatment for our long-term compensation plan for the following reasons:

•	to fully align employees with stockholders in the event of a transaction;

•	to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change in control by providing a benefit if they remain with our company through the date of the change in control.

The Performance RSUs will partially vest upon a change in control of our company. If the change in control event occurs prior to the vesting date, the Performance RSUs will vest as follows:

•	60% vest automatically; and

•	a pro rata portion of the remaining 40% will vest based on the number of days lapsed from date of grant to the effective date of the change in control, divided by the three-year vesting period.

The Compensation Committee believes that these benefits are consistent with its objectives and are necessary and appropriate in order to attract and retain qualified senior executives.

Employee Benefits

We provide certain executive officers with supplemental retirement, termination and death benefits under our SERP. As of January 2008 we decided to suspend providing this benefit to newly hired executive officers. We provide our executive officers employed in the United States, including our named executive officers, with the opportunity to participate in our DCP. These plans are described below under the captions “Executive Compensation — Pension Benefits for Fiscal 2012 — Supplemental Executive Retirement Plan” and “Executive Compensation — Nonqualified Deferred Compensation.”

Our named executive officers are also eligible to participate in other company-sponsored benefit plans available to employees generally, including medical and life insurance. Employees, including executive officers that are employed in the United States, are eligible to participate in a company-sponsored 401(k) defined contribution plan.

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by similarly situated companies.

Executive Perquisites

We provide our named executive officers with certain perquisites that have historically been provided. These perquisites include the use of company owned or leased cars and reimbursement of car-related expenses, payment of insurance premiums, relocation expenses in the event an executive officer is asked to relocate at our request, reimbursement of legal fees, and rent for temporary housing.

The Compensation Committee has determined it is appropriate to provide these perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. In determining the total compensation payable to our named executive officers, the Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled to or which they are awarded. For a description of the perquisites received by our named executive officers during fiscal 2012, see the information below under the caption “Executive Compensation — Summary Compensation Table — All Other Compensation.”

Reducing the Possibility for Excessive Risk-Taking

Our company’s executive compensation program is designed to motivate and reward our executive officers for their performance during the fiscal year and over the long-term, and for taking well thought out and appropriate business risks, such as investment in new product development, research and development, and furthering our emerging market strategy, toward achieving our long-term financial and strategic growth objectives. The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity based compensation vesting over three years.

•	Balanced Approach to Performance-Based Awards:

•	Performance targets are tied to several financial metrics, including operational sales growth, free cash flow, return on invested capital and operating profit. Metrics are quantitative and measurable.

•	Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics. Metrics are quantitative and measurable.

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period. RSUs vest three years from the grant date.

•

Stock Ownership Guidelines: Requires our CEO to directly or indirectly own equity in our company having a fair market value of five times his salary and other executive officers, including our named executive officers, to own equity having a fair market value of three times their salary.

Consideration of Results of 2011 Advisory Vote on Executive Compensation

Last year, we held our first advisory vote to approve named executive officer compensation, commonly known as “Say-on-Pay”. While this vote was not binding on the Company, our Board or Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Approximately 68% of the votes cast voted in favor of our executive compensation as disclosed in our 2011 Proxy Statement. The Board and management realized that these results, while representing greater than majority support for our executive compensation program, nevertheless reflected concerns on the part of some stockholders that both our Board and management deemed important for our company to address. To that end, we initiated a review, led by our Compensation Committee, to communicate with key stockholders to discuss our compensation programs and to analyze feedback received from such stockholders to determine whether changes to our pay practices should be made. In its review, our Compensation Committee considered:

•	The results of our advisory vote on executive compensation from the 2011 Annual Meeting;

•	Feedback from proxy advisory services;

•	Areas of focus in our compensation programs from stockholders and advisory groups;

•	Management recommendations based on our company’s strategic plans; and

•	Analysis and recommendations from ClearBridge, the Compensation Committee’s compensation consultant.

At our 2011 Annual Meeting, the advisory proposal to hold “say-on-pay” advisory votes annually received the greatest amount of votes. Accordingly, we are asking you to vote again on our executive compensation. For additional information, see “Proposal No. 3: Stockholder Advisory Vote on Executive Compensation” in this Proxy Statement.

In addition to the annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our stockholders. The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our stockholders’ advisory vote on executive compensation. Stockholders are invited to express their views to the Compensation Committee as described in this Proxy Statement under the heading “Corporate Governance — Communications with the Board.”

Refinements to the Compensation Program in Fiscal 2013

The Compensation Committee reviews and reassesses our compensation programs annually to determine their effectiveness and adequacy in light of the stated objectives of these programs and to address stockholder concerns. The Compensation Committee strives to implement programs with challenging but realizable goals so as to properly incentivize executives and align their interests with those of our stockholders. For example, the Compensation Committee revised the peer group used for compensation benchmarking purposes. This revised peer group was developed to include companies in a comparable business and size range to our company. The peer group includes a mix of technology companies, to reflect the increasing focus on technology in our company’s business, and companies that manufacture and sell products to the automotive industry, to reflect our company’s current business and primary customer base. In addition to this peer group, we will continue to use the Towers Watson Survey to provide a broader market comparison.

Following their review of our current programs in early fiscal 2013, the Compensation Committee has made the following decisions in relation to our annual incentive compensation plan:

Annual Incentive Compensation

The Compensation Committee and the Board decided to maintain the target percentage payouts under our 2008 Key Executive Plan. The Compensation Committee and the Board decided to reduce the maximum percentage payout to our CEO from 400% to 300% of base salary and to maintain the maximum percentage payout to all our other executive committee members, including our named executive officers, as follows:

	Fiscal Year 2012 Maximum Percentage of Base Salary	Fiscal Year 2013 Maximum Percentage of Base Salary
CEO	400%	300%
All executive committee members (excl. CEO)	150%	150%

Performance RSU Metrics

For the Performance RSUs awarded in fiscal 2013 (the “2013 Performance RSUs”) under the 2012 Stock Option and Incentive Plan (the “2012 Incentive Plan”), the Compensation Committee decided to continue use of the relative TSR metric and the EPS metric based on the achievement of a three-year cumulative EPS target. However, the Compensation Committee did modify the ROIC metric so that it is based on the achievement of a three-year average ROIC. Each metric will continue to be weighted one-third.

•	EPS — Defined as 3-year cumulative EPS for fiscal 2013 through fiscal 2015. Awards shall be determined as follows:

Achievement Level	FY2013-FY2015 Cumulative EPS Goal	Percent of Cumulative EPS Performance-Earned Units
Below Threshold	<$ 12.55	0
Threshold	$ 12.55	25%
Target	$ 13.21	50%
Maximum	≥$ 14.53	100%

•

Three-year relative TSR — Defined as stock price appreciation plus reinvested dividends. We have maintained the same peer group as for the 2012 Performance RSUs with the exception of Motorola Mobility Holdings which was removed from the group due to its acquisition by Google. Awards shall be determined as follows:

Achievement Level	TSR Goal — Percentile Positioning		Percent of TSR Performance-Earned Units
Below Threshold	<25	th	0
Threshold	25	th	25%
Target	50	th	50%
Maximum	≥75	th	100%

•

ROIC — Defined as 3-year average ROIC, which is defined as net operating profit after tax divided by invested capital (which is defined as the sum of total debt and book equity) for fiscal 2013 through fiscal 2015. Awards shall be determined as follows:

Achievement Level	FY2013-FY2015 3-Year Average ROIC Goal	Percent of ROIC Performance- Earned Units
Below Threshold	<14.5%	0
Threshold	14.5%	25%
Target	15%	50%
Maximum	≥16.0%	100%

The Compensation Committee believes that by selecting these metrics for the 2013 Performance RSUs it has adopted a more balanced approach to capturing an external share-based measure and internal earnings-based and return-based measures which will reward for relative performance in a volatile market while also rewarding superior results.

Base Salary

In September 2012, the Compensation Committee also considered changes to the base salaries for our named executive officers for fiscal 2013. Following a review of benchmark and peer group data, as well as individual performance and potential and internal pay relationships, the Compensation Committee determined that Mr. Paliwal not be given any increase in base salary, that Messrs. Augsburger, Lawande and Mauser be given a 3% merit increase in base salary for fiscal 2013 and that Mr. Parker be given a 5.6% merit increase in base salary for fiscal 2013. These increases became effective in September 2012.

Named Executive Officer	Base Salary — FY 2012	Base Salary — FY 2013
Dinesh Paliwal	$1,194,845	$1,194,845
Herbert Parker	530,928	560,928
Blake Augsburger	451,546	465,092
Sachin Lawande	451,546	465,092
Michael Mauser	460,000	473,800

Achievement of September 2009 Long-Term Incentive Performance RSUs (vested September 1, 2012)

In September 2009, our company awarded Performance RSUs to certain executives and key employees (the “2009 Performance RSUs”) under the 2002 Stock Option and Incentive Plan, as amended. The vesting date for the 2009 Performance RSUs was September 1, 2012. The amount of Performance RSUs earned was determined based on our company’s achievement of fiscal 2012 net revenue and operating margin targets. Based on actual revenue of $4,364,000,000 and in accordance with the construct of the award, the operating margin target was increased from 8% to 8.728%. Our company’s actual performance was 7.094%.

Based on our operating results, the long-term incentive payout in September 2012 was only 39.8% of the grant. This 2009 Performance RSU target was set in September 2009, as set forth in the following table, demonstrating the degree of stretch built into targets established by the Compensation Committee:

	Threshold	Target	Maximum	Actual
Operating Margin	4.728%	8.728%	12.728%	7.094%
% of Grant	25%	50%	100%	39.8%

Clawback Policy

Based on the Compensation Committee’s recommendation and authorization, we adopted a new policy in fiscal year 2013 addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the named executive officers. Under the policy, we may recover any incentive compensation paid to a current or former executive officer of our company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by our company with any financial reporting requirement under the securities laws. If the Board determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, the Board may require reimbursement of all compensation granted, earned or paid under annual incentive and long-term incentive compensation plans, including cancellation of outstanding equity awards. We have not required any named executive officer to return any award or repay any payment received in any fiscal year.

Stock Ownership Guidelines

The Board approved and adopted amended executive stock ownership guidelines in fiscal 2011. These guidelines encourage our executive officers to hold ownership in our company, recognizing that stock ownership directly aligns executive interests to those of our stockholders. The guidelines encourage ownership levels in our Common Stock generally equal to a multiple of each named executive officer’s annual base salary depending on such executive’s level with our company, and increases with greater responsibility. The named executive officer stock ownership guidelines are as follows:

•	five times base salary for the CEO; and

•	three times base salary for all other executive committee members, including our named executive officers.

Our company’s executive officers are expected to comply by December 21, 2013 or within five years of being appointed as an executive committee member of our company (“Ownership Compliance Date”). In the event that an executive officer does not satisfy the ownership guidelines by the Ownership Compliance Date, he or she will be required to retain any and all vested RSU shares or exercised option shares until such time as they become compliant with these guidelines.

Internal Revenue Code Section 162(m)

As applicable to our company, Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (not including the chief financial officer) of a public company is not deductible for federal income tax purposes. There is an exception to this limitation for “performance-based compensation” under Section 162(m) of the Code. Bonus awards under our 2008 Key Executive Plan and option grants and certain other awards under our equity incentive plans are intended to qualify as performance-based compensation under Section 162(m) of the Code. The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. The Compensation Committee intends to continue to evaluate our company’s potential exposure to this deduction limitation. While we endeavor to use this exception to maximize the deductibility of our compensation, in order to maintain flexibility in compensating executives and to attract necessary leadership in certain circumstances, we have not adopted a policy that all compensation must be deductible. We do not believe that such a policy is in the best interests of our company or our stockholders.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

This report is submitted by the members of the Compensation and Option Committee.

Members of the Compensation and Option Committee

Edward H. Meyer (Chairman)

Brian F. Carroll

Hellene S. Runtagh

Frank Sklarsky

Gary G. Steel

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

The Compensation Committee does not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. The Compensation Committee considered various factors that have the effect of mitigating risk and, with the assistance of ClearBridge, reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking. The Compensation Committee concluded that any such risks are mitigated by:

•

the multiple elements of our compensation packages, including base salary, annual cash incentive programs and, for most of our employees, equity awards that vest over a number of years and are intended to motivate employees to take a long-term view of our business;

•

the structure of our annual cash incentive program, which is based on (i) a number of different performance measures to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are somewhat of a stretch yet reasonable and should not require undue risk-taking to achieve;

•	effective management processes for developing strategic and annual operating plans, and strong internal financial controls; and

•	oversight of our programs by the Board and the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses all compensation earned for fiscal 2012, fiscal 2011 and fiscal 2010 by our Chairman, Chief Executive Officer and President, our Chief Financial Officer, and the three other most highly paid executive officers who were employed by us as of June 30, 2012. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension and Nonqualified Deferred Compensation	All Other Compensation(4)	Total
Dinesh Paliwal, Chairman, CEO and President	2012 2011 2010	$1,186,828 1,152,649 1,125,000	$0 0 0	$5,242,429 6,755,063 4,468,113	$0 0 0	$4,774,052 3,476,250 3,375,000	$4,755,252 4,505,072 1,261,376	$113,931 128,203 141,751	$16,072,492 16,017,237 10,371,240

Herbert Parker, Executive Vice President and Chief Financial Officer	2012 2011 2010	527,479 512,288 500,000	0 0 0	1,000,627 1,267,941 739,389	0 0 0	784,536 579,375 562,500	— — —	34,357 33,667 41,716	2,346,999 2,393,271 1,843,605

Blake Augsburger, Executive Vice President and President —Professional Division	2012 2011 2010	465,194 434,955 425,000	0 0 0	817,600 1,117,806 739,389	0 0 0	238,911 492,469 478,125	406,290 161,946 171,032	31,856 30,252 35,813	1,959,851 2,237,428 1,849,359

Sachin Lawande, Executive Vice President and Co-President —Lifestyle and Infotainment Divisions	2012 2011 2010	451,977 440,496 365,000	0 200,000 100,000	1,000,627 1,117,806 443,502	1,347,216 0 0	664,539 492,469 439,969	— — —	33,410 28,818 80,537	3,497,769 2,279,589 1,429,008

Michael Mauser, Executive Vice President and Co-President — Infotainment and Lifestyle Divisions(5)	2012 2011 2010	495,014 524,560 381,353	0 0 0	817,600 1,117,806 141,729	0 0 0	705,518 588,269 342,679	245,605 177,023 0	38,891 36,913 22,270	2,302,628 2,444,571 888,031

(1)	For all stock awards (other than the Performance RSUs), we calculated the fair value of such stock awards under FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant by the number of shares subject to such stock award. We assume zero anticipated forfeitures in connection with valuing such stock awards for purposes of FASB ASC Topic 718. For the Performance RSUs, we estimated fair value based on a model that considers the closing price of our Common Stock on the date of grant, the number of shares subject to such stock award, and the estimated probabilities of vesting outcomes. For a description of the assumptions used in determining the fair value of equity awards under FASB ASC Topic 718, see Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2012. Performance RSUs are displayed assuming target performance: the following amounts represent the maximum potential Performance RSU value by individual for the awards made in fiscal 2012: Mr. Paliwal — $4,771,644; Mr. Parker — $911,129; Mr. Augsburger — $744,559; Mr. Lawande — $911,129; and Mr. Mauser — $744,559.
(2)	The amounts reported as option awards reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 of options granted in the applicable fiscal year but without giving effect to anticipated forfeitures. For a description of the assumptions used in determining the fair value of equity awards under FASB ASC Topic 718, see Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2012.
(3)	For fiscal 2012 and fiscal 2011, for each named executive officer the amount reflected in this column represents an award under the 2008 Key Executive Plan. For fiscal 2010, for each of Messrs. Paliwal, Parker and Augsburger the amount reflected in this column represents an award under the 2008 Key Executive Plan, and for all other named executive officers represents awards granted under our Management Incentive Compensation Plan.
(4)	Includes compensation as described under the caption “— All Other Compensation” below.
(5)	Mr. Mauser’s compensation was paid in Euros and has been translated into U.S. Dollars at the exchange rate in effect on June 30, 2012 in the case of bonus payments, and at the average exchange rate for the 12 months ended June 30, 2012 in the case of salary and other compensation amounts.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table for fiscal 2012.

Name	Company 401(k) Contributions(1)	Value of Insurance Premiums(2)	Automobile Related Expenses(3)	Other(4)	Total
Dinesh Paliwal	$7,500	$68,041	$29,447	$8,935	$113,931
Herbert Parker	7,500	972	25,885	0	34,357
Blake Augsburger	8,052	876	22,928	0	31,856
Sachin Lawande	7,395	876	21,483	3,656	33,410
Michael Mauser	0	285	29,796	8,810	38,891

(1)	Represents our contributions on behalf of each named executive officer, to our 401(k) defined contribution plan.
(2)	For Messrs. Parker, Augsburger and Lawande the amount in this column represents life insurance premiums paid by us for coverage in excess of $50,000. For Mr. Paliwal, represents life insurance premiums paid by us for coverage in excess of $50,000 and premiums paid for a life insurance policy, an accidental death and dismemberment insurance policy and a long-term disability insurance policy. For Mr. Mauser, represents accident and health insurance premiums.
(3)	Includes reimbursement of car payments or lease payments made on behalf of our named executive officers, reimbursement of gasoline, repair, and maintenance costs, taxes, insurance and parking.
(4)	For Messrs. Paliwal and Lawande, represents personal use of the corporate jet. For Mr. Mauser, represents the employer’s contribution to a German pension insurance fund.

Fiscal 2012 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers in fiscal 2012.

									All Other Stock Awards; Number of Shares of Stock or Units(3)	All Other Option Awards; Number of Securities Underlying of Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Date of Board or Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
			Threshold($)	Target($)	Maximum($)	Threshold	Target	Maximum
Dinesh Paliwal	9/7/2011	9/7/2011							68,622			2,385,301	(4)
	9/7/2011	9/7/2011				34,318	68,637	137,274				2,857,128	(5)
	9/7/2011	9/7/2011	1,193,513	2,387,026	4,774,052

Herbert Parker	9/7/2011	9/7/2011							13,091			455,043	(4)
	9/7/2011	9/7/2011				6,553	13,106	26,212				545,584	(5)
	9/7/2011	9/7/2011	198,919	397,838	795,675

Blake Augsburger	9/7/2011	9/7/2011							10,695			371,758	(4)
	9/7/2011	9/7/2011				5,355	10,710	21,420				445,842	(5)
	9/7/2011	9/7/2011	169,081	338,162	676,325

Sachin Lawande	9/7/2011	9/7/2011							13.091			455,043	(4)
	9/7/2011	9/7/2011				6,553	13,106	26,212				545,584	(5)
	9/7/2011	9/7/2011	169,081	338,162	676,325
	3/29/2012	3/29/2012								62,278	$46.70	1,347,216	(4)

Michael Mauser	9/7/2011	9/7/2011							10,695			371,758	(4)
	9/7/2011	9/7/2011				5,355	10,710	21,420				445,842	(5)
	9/7/2011	9/7/2011	186,536	373,071	746,143

(1)	Represents the possible range of awards payable under the 2008 Key Executive Plan to all our named executive officers. For additional information regarding these awards, see “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2012 — Determination of Fiscal 2012 Annual Incentive Award — Fiscal 2012 Annual Incentive Compensation Awards.”
(2)	Represents the possible range of Performance RSUs that vest on September 7, 2014 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2012 — Long-Term Equity Incentive Program — Fiscal 2012 Equity Awards.”
(3)	Represents time-vesting RSUs that vest on September 7, 2014.
(4)	Represents the grant date fair value of the equity awards reported in the previous column calculated pursuant to FASB ASC Topic 718 based upon the assumptions set forth in Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2012.
(5)	Represents the grant date fair value of the Performance RSUs based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. Assuming that the maximum performance threshold is achieved, the grant date fair value of the award would be as follows: Mr. Paliwal — $4,771,644; Mr. Parker — $911,129; Mr. Augsburger — $744,559; Mr. Lawande — $911,129; and Mr. Mauser — $744,559.

Employment Agreements and Other Employment Arrangements

Mr. Paliwal serves as our Chairman, Chief Executive Officer and President pursuant to a letter agreement with our company entered into in May 2007. The letter agreement, as amended, provides for an annual base salary of no less than $1,125,000, and a target annual incentive award of 200% of his base salary, with a maximum annual incentive award opportunity of 400% of his base salary (for fiscal 2013, this opportunity has been decreased to 300% of his base salary). In addition, Mr. Paliwal is eligible to receive an annual equity grant equal to four times his annual base salary at target and six times his annual base salary at maximum achievement.

Mr. Paliwal is also permitted to participate in our employee benefit plans and programs. For a description of severance compensation payable to Mr. Paliwal under this agreement and his severance agreement, see below under “Executive Compensation — Severance and Change in Control Benefits — Severance and Employment Agreements.”

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information regarding stock options, restricted shares and RSUs held by our named executive officers that were outstanding at June 30, 2012.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Option Exercisable	Number of Securities Underlying Unexercised Option Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Dinesh Paliwal	07/02/2007	100,000	0	$116.65	07/02/2017
	10/18/2007	80,000	20,000	87.58	10/18/2017
						3,000	(3)	$118,800
						3,765	(4)	149,094
						1,608	(5)	63,677
						81,967	(6)	3,245,893
						163,934	(7)	6,491,786
						72,641	(8)	2,876,584
						145,312	(9)	5,754,355
						68,622	(10)	2,717,431
						137,274	(11)	5,436,050
Herbert Parker	06/02/2008	112,298	10,000	43.65	06/02/2018
						13,564	(6)	537,134
						27,128	(7)	1,074,269
						13,627	(8)	539,629
						27,284	(9)	1,080,446
						13,091	(10)	518,404
						26,212	(11)	1,037,995
Blake Augsburger	03/24/2004	6,000	0	75.22	03/24/2014
	08/16/2005	6,000	0	82.00	08/16/2015
	06/01/2006	10,000	0	85.36	06/01/2016
	05/01/2007	25,000	0	120.83	05/01/2017
	02/22/2008	20,000		42.32	02/22/2018
						13,564	(6)	537,134
						27,128	(7)	1,074,269
						12,011	(8)	475,636
						24,056	(9)	952,618
						10,695	(10)	423,522
						21,420	(11)	848,232
Sachin Lawande	08/16/2005	1,000	0	82.00	08/16/2015
	05/01/2007	6,000	0	120.83	05/1/2017
	02/02/2009	0	10,000	16.43	02/02/2019
	03/29/2012	0	62,278	46.74	03/29/2022
						8,136	(6)	322,186
						16,272	(7)	644,371
						12,011	(8)	475,636
						24,056	(9)	952,618
						13,091	(10)	518,404
						26,212	(11)	1,037,995
Michael Mauser	03/24/2004	1,800	0	75.22	03/24/2014
	08/16/2005	4,000	0	82.00	08/16/2015
	05/01/2007	5,000	0	120.83	05/01/2017
	09/17/2008	6,000	0	32.14	09/17/2018
	09/24/2002	800	0	24.115	09/24/2012
	02/22/2008	9,600	0	42.32	02/22/2018
						2,600	(6)	102,960
						5,200	(7)	205,920
						12,011	(8)	475,636
						24,056	(9)	952,618
						10,695	(10)	423,522
						21,420	(11)	848,232

(1)

All the non-performance-based stock options held by our named executive officers (other than Mr. Parker) that were granted prior to September 17, 2008, vest annually at a rate of 20% commencing on the first anniversary of the date of grant. Non-performance-based stock options held by our named executive officers that were granted after September 17, 2008 vest annually at a rate of 33 1/3% commencing on the first anniversary of the date of grant. Of the 131,783 stock options held by Mr. Parker that were granted to him on June 2, 2008, 50,000 vest annually at a rate of 20% commencing on the first anniversary of the date of grant, 49,066 vested on February 2, 2010 and 32,717 vested on May 13, 2010.

(2)	Based upon a market value per share of $39.60, the closing market price of our Common Stock on June 29, 2012, the last trading day of our fiscal year ended June 30, 2012.
(3)	The restricted shares held by Mr. Paliwal vested on July 2, 2012.
(4)	The RSUs held by Mr. Paliwal vested on July 1, 2012.
(5)	The cash-settled RSUs held by Mr. Paliwal vested on July 2, 2012.
(6)	The RSUs vested on September 1, 2012.
(7)	The Performance RSUs vested on September 1, 2012. The number of Performance RSUs that vested was subject to adjustment based on our achievement of pre-established performance goals. The performance measures for the Performance RSUs were net revenue and operating margin. The number of Performance RSUs that vested was determined as follows: (i) no Performance RSUs would be earned for performance below the threshold level, (ii) 25% of the Performance RSUs would be earned upon achievement of the threshold level for the measure, (iii) 100% of the Performance RSUs would be earned upon achievement of the maximum level for the measure, and (iv) for performance between threshold and maximum, the number of Performance RSUs earned would be determined by straight-line interpolation.
(8)	The RSUs vest on September 1, 2013.
(9)	The Performance RSUs vest on September 1, 2013. The number of Performance RSUs that will vest is subject to adjustment based on our achievement of pre-established performance goals. The performance measures for the Performance RSUs are earnings per share and relative total shareholder return. The number of Performance RSUs that will vest will be determined as follows: (i) no Performance RSUs will be earned for performance below the threshold level, (ii) 25% of the Performance RSUs will be earned upon achievement of the threshold level for the measure, (iii) 100% of the Performance RSUs will be earned upon achievement of the maximum level for the measure, and (iv) for performance between threshold and target and target and maximum, the number of Performance RSUs earned will be determined by straight-line interpolation.
(10)	The RSUs vest on September 7, 2014.
(11)	The Performance RSUs vest on September 7, 2014 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2012 — Long-Term Equity Incentive Program — Fiscal 2012 Equity Awards.”

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information regarding the acquisition of Common Stock by Messrs. Paliwal, Parker, Augsburger and Lawande upon the vesting of restricted shares and RSUs and the exercise of stock options during fiscal 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Dinesh Paliwal	72,748	$1,303,491	84,130	$2,873,701
Herbert Parker	43,968	641,784	11,638	388,825
Blake Augsburger	9,586	180,938	9,310	311,047
Sachin Lawande	17,000	297,838	2,025	67,655
Michael Mauser	0	0	2,025	67,655

(1)	Includes (i) for Mr. Paliwal, 5,373 RSUs that vested on July 1, 2011, for which the amount realized on vesting is based on a value per share of $45.12, the closing price of our Common Stock on June 30, 2011 and 78,757 RSUs that vested on September 17, 2011, for which the amount realized on vesting is based on a value per share of $33.41, the closing price of our Common Stock on September 17, 2011; (ii) for Mr. Parker, 11,638 RSUs that vested on September 17, 2011, for which the amount realized on vesting is based on a value per share of $33.41, the closing price of our Common Stock on September 17, 2011; (iii) for Mr. Augsburger, 9,310 RSUs that vested on September 17, 2011, for which the amount realized on vesting is based on a value per share of $33.41, the closing price of our Common Stock on September 17, 2011; for each of Messrs. Lawande and Mauser, 2,025 RSUs that vested on September 17, 2011, for which the amount realized on vesting is based on a value per share of $33.41, the closing price of our Common Stock on September 17, 2011.

Pension Benefits for Fiscal 2012

The following table provides information for our named executive officers regarding the present value of benefits as of June 30, 2012 under our SERP and a German pension plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
Dinesh Paliwal(1)	SERP	26	$9,496,460	$0
Blake Augsburger	SERP	10	1,002,577	0
Michael Mauser(2)	German Pension	7	770,629	0

(1)	As of June 30, 2012, Mr. Paliwal had five years of service with our company. Under his letter agreement, Mr. Paliwal was credited with service, which reflected his tenure at his previous employer. The present value of Mr. Paliwal’s pension benefits at June 30, 2012 increased by $4,500,000 as compared to the previous year.
(2)	Mr. Mauser is entitled to an annual pension that is equal to 2% of eligible salary for every year of service, up to a maximum of 30%. The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25%, every three years.
(3)	Amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the SERP as of June 30, 2012. See Note 16, Retirement Benefits, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2012, for information regarding the assumptions made in determining these values.

Supplemental Executive Retirement Plan

The SERP provides supplemental retirement, termination and death benefits to certain executive officers and key employees designated by the Board. Benefits under the SERP payable upon termination or death are described below under the caption “Executive Compensation — Severance and Change in Control Benefits — Supplemental Executive Retirement Plan.” The Compensation Committee administers the SERP. Of the named executive officers, only Mr. Paliwal and Mr. Augsburger have been designated as participants. All SERP benefits are subject to deductions for social security and federal, state and local taxes.

Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by our company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by our company. Mr. Paliwal has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation, and Mr. Augsburger has been designated as a participant entitled to receive an annual retirement benefit of up to 30% of Average Cash Compensation. Unless another form of payment is approved by the administrative committee for the SERP, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving ten years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

Mr. Mauser is entitled to an annual pension that is equal to 2% of eligible salary for every year of service, up to a maximum of 30%. This pension is payable at age 60 and is offset by a pension payable from the Harman/Becker Nokia plan in the amount of 3,396 Euro. The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25%, every three years.

Nonqualified Deferred Compensation

Our DCP provides supplemental retirement benefits for executive officers designated by the Compensation Committee. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested and subject to a 10% penalty on any unscheduled withdrawals. We may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of our company, any unvested amounts vest immediately and we indemnify the plan participant for any expense incurred in enforcing his or her rights under the DCP.

Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. This may be changed once in any calendar month by the plan participant. We credit earnings to the accounts based on the rate of return of the designated funds. For fiscal 2012, the designated funds produced returns ranging from -(12.67)% to 7.45%. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

None of our named executive officers made contributions to our DCP in fiscal 2012, and none of our named executive officers has made contributions to such plan in the past.

Severance and Change in Control Benefits

We provide benefits to each of our named executive officers in the event his employment is terminated. We provide these benefits through our SERP, 2008 Key Executive Plan and employment and severance agreements we have entered into with some of the named executive officers.

Severance and Employment Agreements

We have entered into severance agreements with each of Messrs. Paliwal, Parker, Augsburger, Lawande and Mauser (“CIC Agreement”). Mr. Paliwal’s CIC Agreement provides that if, within six months prior to or two years following a change in control, as defined below, of our company, Mr. Paliwal is terminated without cause, as defined below, or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. The CIC Agreements for the other named executive officers, as amended, provide that if within two years following a change in control a named executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. For Mr. Paliwal, the severance payment is equal to three times the sum of Mr. Paliwal’s highest annual base salary during any period prior to his termination plus his highest annual cash incentive pay during the three fiscal years preceding the change in control. For Mr. Parker, the severance payment is equal to two times the sum of Mr. Parker’s highest annual base salary during any period prior to his termination plus his highest annual cash incentive pay during the three fiscal years preceding the change in control. For each of Messrs. Augsburger, Lawande and Mauser, the severance payment is equal to one and one-half times his highest annual base salary during any period prior to his termination.

Each of Mr. Paliwal and Mr. Parker is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a felony; or

•	willful gross neglect or willful gross misconduct with respect to employment duties which results in material economic harm to us.

Each of our other named executive officers is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with us;

•	intentional wrongful damage to property of our company or of any subsidiary;

•	intentional wrongful disclosure of secret processes or confidential information of our company or of any subsidiary; or

•	intentional wrongful engagement in any competitive activity;

and any such act shall have been demonstrably and materially harmful to our company.

Each of our named executive officers is entitled to severance compensation if he terminates his employment within two years following a change in control (and for Mr. Paliwal, six months prior to or two years following a change in control) under the following circumstances:

•	failure to maintain his position (or one substantially equivalent) with our company;

•	significant adverse change in authority, power, function, responsibilities or duties;

•	reduction in base salary and bonus;

•	termination or reduction in employee benefits;

•	a subsequent change in control of our company in which the successor company does not assume all of our duties and obligations under the severance agreement;

•

relocation of his principal place of work of more than 50 miles or that requires him to travel away from his office 20% or more than was required in any of the three years immediately prior to the change in control; or

•	as to Mr. Paliwal only, for any reason in the thirteenth month following the change in control after a one year transition period.

In addition, each of Mr. Paliwal and Mr. Parker is entitled to severance compensation if he terminates his employment within six months prior to the change in control for good reason, which includes the following circumstances:

•	reduction in base salary and bonus;

•	as to Mr. Paliwal only, failure by our stockholders to elect or reelect him as a member of the Board;

•	diminution in any titles or a material diminution in duties or responsibilities; or

•	change in reporting relationship.

A change in control is defined as:

•

the acquisition by any person, entity or group of 25% or more of our voting stock, other than an acquisition by us or our subsidiaries or a company benefit plan, other than in a transaction that is not deemed a change in control as defined in the next bullet;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or any other transaction having a similar effect unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity or group beneficially owns 25% or more of the combined voting power of the surviving entity;

•	a majority of the directors of the surviving entity were directors of our company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our stockholders of a complete liquidation or dissolution of our company.

Each of the severance agreements for Mr. Paliwal and Mr. Parker also provides that we will pay an additional amount for Section 4999 excise taxes, subject to a limitation based on the overall cost of the severance agreement, including any additional “gross-up” payment for excise taxes, if applicable.

We have also entered into a letter agreement with Mr. Paliwal (“Paliwal Agreement”) and severance agreements with Messrs. Parker, Augsburger, and Lawande (“Severance Agreement”). The provisions of the Paliwal Agreement provide for severance compensation if he is terminated without cause or if he terminates his employment for good reason. Mr. Paliwal is entitled to receive a severance payment equal to (1) two times the sum of his annual base salary plus his target annual bonus at the time of his termination, (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he was employed, (3) any unpaid bonus for the fiscal year preceding the year of termination, and (4) accelerated vesting of a pro rata number of any unvested restricted shares of the restricted stock award, inducement stock award and stock option award he received upon joining our company. The provisions of the Severance Agreements provide for severance compensation if the named executive officer is terminated without cause, or terminates his employment for “good reason.” Each named executive officer is entitled to receive a severance payment equal to (1) one time his annual base salary plus (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he was employed. The terms “cause,” “good reason” and “change in control” under the Paliwal Agreement and Severance Agreements are defined in the same manner as they are defined in the CIC Agreements. Additionally, the terms of these severance arrangements for each of our named executive officers provides that the named executive officer shall not engage in any competitive activity, as defined in such agreements, without our written consent, during the term of such agreement and for a period of one year after his employment is terminated.

Supplemental Executive Retirement Plan

Mr. Paliwal and Mr. Augsburger are eligible for benefits under the SERP in the event of a change in control of our company or termination of employment under certain circumstances. Benefits payable under the SERP are based on the average of the participant’s highest Average Cash Compensation during any five consecutive years of employment by our company.

A participant whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to retirement benefits under the SERP, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by our company. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55, except that with respect to Mr. Paliwal, the termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or Mr. Paliwal reaching age 65. Mr. Paliwal has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation and Mr. Augsburger has been designated as a participant entitled to receive an annual termination benefit of up to 30% of Average Cash Compensation.

Additionally, if a participant’s employment is terminated for any reason other than death within three years after a change in control of our company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and we indemnify the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the SERP. Under the SERP, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

A pre-retirement death benefit equal to two or three times the highest annual cash compensation earned by a participant during his or her employment with our company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the SERP. Mr. Paliwal has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation, and Mr. Augsburger has been designated as a participant entitled to receive a death benefit equal to two times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the SERP’s administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment.

2008 Key Executive Officers Bonus Plan

In the event of a change in control of our company, each participant in the 2008 Key Executive Plan is entitled to the award amount for that fiscal year without pro ration or any other deduction, provided that he or she is employed by us at the time of the change in control or, if the plan participant is no longer employed by us, the participant’s employment is terminated after commencement of discussions that resulted in a change in control of our company but within 180 days prior to the change in control. Under this plan, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

Summary of Benefits

The following tables quantify potential compensation that would become payable to each of Messrs. Paliwal, Parker, Augsburger, Lawande and Mauser, under the agreements and our plans and policies discussed above, if his employment had terminated on June 30, 2012, given his base salary as of that date and, if applicable, the closing price of our Common Stock on June 29, 2012.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive officer on the date of termination of employment and the price of our Common Stock when the termination event occurs.

Dinesh Paliwal

	Cash Severance Payments($)		Tax Gross Up Payments ($)	Acceleration of Equity Awards($)(1)	Pension Benefits($)(2)	Total($)
Voluntary Termination	$0		$0	$0	$9,496,000	$9,496,000
Termination With Cause	0		0	0	9,496,000	9,496,000
Termination Without Cause/Good Reason	11,935,000	(3)	0	17,425,000	10,758,000	40,118,000
Death	0		0	17,425,000	13,969,000	31,394,000
Disability	0		0	17,425,000	10,758,000	28,183,000
Retirement	0		0	0	9,496,000	9,496,000
Change in Control(4)	18,783,000	(5)	16,725,000	24,224,000	10,758,000	70,490,000

(1)	Under the terms of Mr. Paliwal’s agreements representing awards of stock options, restricted shares and RSUs, a specified amount of unvested awards become vested upon a change in control, termination without cause or for good reason, and upon Mr. Paliwal’s death or disability, as such terms are defined in the award agreements. The amounts shown represent the value of the unvested stock options, restricted shares and RSUs on June 29, 2012, at $39.60 per share, the closing price of our Common Stock on that date.
(2)	Includes death benefit and present value of accumulated retirement benefits, as applicable, that Mr. Paliwal would be entitled to under our SERP.
(3)	Represents the amount payable under the Paliwal Agreement.
(4)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Paliwal’s employment must occur within six months prior to or within two years following a change in control.
(5)	Represents the amount payable under Mr. Paliwal’s CIC Agreement. Also includes the award for fiscal 2012 that Mr. Paliwal is entitled to under the 2008 Key Executive Plan upon a change in control of our company.

Herbert Parker

	Cash Severance Payments	Tax Gross Up Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause/Good Reason(2)	1,315,000	0	0	1,315,000
Death	0	0	1,595,000	1,595,000
Disability	0	0	1,595,000	1,595,000
Retirement	0	0	0	0
Change in Control(3)	3,015,000	2,613,000	4,292,000	9,920,000

(1)	Under the terms of Mr. Parker’s agreements representing awards of stock options, restricted shares and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon his death or disability. The amount shown represents the value of unvested stock options, RSUs and unvested restricted shares on June 29, 2012, at $39.60 per share, the closing price of our Common Stock on that date.
(2)	Represents the amount payable under his Severance Agreement.
(3)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Parker’s employment must occur six months prior to or within two years following a change in control.

Blake Augsburger

	Cash Severance Payments	Acceleration of Equity Awards(1)	Pension Benefits(2)	Total
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause/Good Reason(3)	690,000	0	0	690,000
Death	0	1,436,000	1,869,000	3,305,000
Disability	0	1,436,000	1,306,000	2,742,000
Retirement	0	0	0	0
Change in Control(4)	1,352,000	3,891,000	3,008,000	8,251,000

(1)	Under the terms of Mr. Augsburger’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon his death or disability. The amount shown represents the value of unvested stock options and RSUs on June 29, 2012, at $39.60 per share, the closing price of our Common Stock on that date.
(2)	Represents the death benefit that Mr. Augsburger is entitled to under our SERP and the present value of accumulated retirement benefits, as applicable, that Mr. Augsburger would be entitled to under our SERP due to accelerated vesting of his benefit.
(3)	Represents the amount payable under his Severance Agreement.
(4)	To receive these benefits under the 2008 Key Executive Plan and his CIC Agreement, a qualifying termination of Mr. Augsburger’s employment must occur within two years following a change in control.

Sachin Lawande

	Cash Severance Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0
Termination With Cause	0	0	0
Termination Without Cause/Good Reason(2)	1,116,000	0	1,116,000
Death	0	1,548,000	1,548,000
Disability	0	1,548,000	1,548,000
Retirement	0	0	0
Change in Control(3)	1,352,000	3,717,000	5,069,000

(1)	Under the terms of Mr. Lawande’s agreements representing awards of stock options, RSUs and restricted shares, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon his death or disability. The amount shown represents the value of unvested stock options, RSUs and restricted shares on June 29, 2012, at $39.60 per share, the closing price of our Common Stock on that date.
(2)	Represents amount payable under his Severance Agreement.
(3)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Lawande’s employment must occur within two years following a change in control.

Michael Mauser

	Cash Severance Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0
Termination With Cause	0	0	0
Termination Without Cause/Good Reason(2)	1,151,000	0	1,151,000
Death	0	1,002,000	1,002,000
Disability	0	1,002,000	1,002,000
Retirement	0	0	0
Change in Control(3)	1,382,000	2,608,000	3,990,000

(1)	Under the terms of Mr. Mauser’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon his death or disability. The amount shown represents the value of unvested stock options and RSUs on June 29, 2012, at $39.60 per share, the closing price of our Common Stock on that date.
(2)	Represents amount payable under his employment agreement.
(3)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Mauser’s employment must occur within two years following a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

The Board has not adopted a formal written policy regarding a transaction or series of transactions involving our company and a related party. A related party is one of our executive officers, a director, a person owning more than 5% of any class of our securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. The Board may consider the desirability of adopting a formal written policy during fiscal 2013. However, given our history and past practice, the Board may decide that such action is unnecessary.

While the Board has not adopted a formal written policy, directors are typically made aware of any transaction or transactions involving our company and a related party. On an annual basis, we request that each of our directors and executive officers identify potential related party transactions involving the director or executive officer and his or her family. If such transactions are discovered, they must be approved by either the Audit Committee or the Board. In addition, our Code of Business Conduct provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to our interests.

Certain Relationships

KKR

Brian F. Carroll, one of our directors, is a member of KKR & Co. LLC, which serves as a general partner of KKR.

On October 22, 2007, we entered into an agreement terminating the merger agreement with companies formed by investment funds affiliated with KKR and GS Capital Partners VI Fund, L.P. and its related funds (“GSCP”), which are sponsored by Goldman, Sachs & Co. Under this termination agreement, we, KKR, affiliates of KKR and GSCP agreed to release each other from all claims and actions arising out of or related to the merger agreement and the related transactions. In connection with this termination agreement, we issued $400.0 million of Notes, of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk, and $57.2 million was purchased by affiliates of GSCP. We also agreed to provide KKR registration rights with respect to the Notes purchased in the transaction and our Common Stock into which the Notes were convertible.

Further, in connection with the purchase of the Notes, KKR had the right to designate a nominee to the Board, for the Board’s consideration, which designee had to be qualified and suitable to serve under all of our applicable policies and guidelines and other regulatory requirements, had to meet the independence requirements of the New York Stock Exchange and otherwise had to be acceptable to the Board in its good faith discretion. For so long as KKR continued to have ownership rights as to at least $200.0 million principal amount of the Notes or until the occurrence of other specified events, KKR had the right to select a successor designee in the event the designee ceased to serve on the Board, provided the membership requirements were met. Mr. Carroll was KKR’s nominee. Based upon the recommendation of the Nominating Committee, the Board appointed Mr. Carroll as a director to serve for a term expiring at the Annual Meeting. On October 15, 2012, the Notes matured and were repaid in full. As a result, KKR no longer has the right to designate a nominee to the Board. With the repayment of these Notes, neither KKR nor GSCP has any financial interest in our company. Mr. Carroll has also decided that upon completion of his current term he will not stand for re-election to the Board. His current term continues until the Annual Meeting.

The terms of this transaction were negotiated on an arms-length basis and were fair and in the best interests of our company. Mr. Carroll does not have a material interest in this transaction.

Neusoft

Dr. Liu, one of our directors, is the chairman and chief executive officer of Neusoft Corporation. In fiscal 2009, we entered into a three-year agreement with Neusoft for engineering and software development services. In fiscal 2010, we entered into a five-year agreement with a subsidiary of Neusoft for engineering and software development services. Payments to Neusoft under these agreements in fiscal 2012 and fiscal 2011 totaled, in the aggregate, approximately $32.6 million and $24.9 million, respectively.

The terms of this transaction were negotiated on an arms-length basis and were fair and in the best interests of our company. Dr. Liu does not have a material interest in this transaction.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR ratification of KPMG LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm to examine our company’s consolidated financial statements for the fiscal year ending June 30, 2013 and to render other professional services as required.

The Audit Committee is submitting the appointment of KPMG LLP to stockholders for ratification. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

INDEPENDENT AUDITOR

Selection

KPMG LLP served as our company’s independent auditor for fiscal year 2012. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal years 2012 and fiscal 2011, and fees billed for other services rendered by KPMG LLP.

Type of Fees	Fiscal Year 2012	Fiscal Year 2011
Audit fees(1)	$4,685,482	$3,949,765
Audit-related fees(2)	145,078	63,000
Tax fees(3)	638,488	624,211
All other fees(4)	43,515	—
Total	$5,512,563	$4,636,976

(1)	Audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q for those years and foreign statutory audits.
(2)	Audit-related fees consist principally of the audit of our retirement savings plan and pension schemes, as well as other attestation and compliance services.
(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.
(4)	All other fees consist principally of fees for advisory services, training and subscription services to professional literature databases.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to our company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal year 2012 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of four directors who are neither officers nor employees of Harman International Industries, Incorporated (“Harman”). All members of the Audit Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The committee operates under a written charter approved by the Board.

In connection with its review of the audited financial statements appearing in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, the Audit Committee:

•	discussed these financial statements with Harman’s management and KPMG LLP, its independent auditors;

•

discussed with KPMG LLP those matters related to the conduct of the audit that are required to be communicated by the independent registered accounting firm to the Audit Committee under the Rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), including KPMG LLP’s judgments as to the quality, not just the acceptability of Harman’s accounting principles; and

•

received and reviewed the written disclosures and the letter from KPMG LLP regarding its independence from Harman, as set forth in the applicable requirements of the PCAOB, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the SEC.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

Kenneth M. Reiss (Chair)

Dr. Harald Einsmann

Hellene S. Runtagh

Frank Sklarsky

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 3

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that stockholders vote FOR approval of the compensation paid to the named executive officers.

As required by Section 14A of the Securities Exchange Act of 1934, we are submitting to stockholders an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in the “Compensation Discussion and Analysis” section beginning on page 19 of this Proxy Statement, and the related compensation tables and narratives. The Compensation Committee values the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

As discussed in the Compensation Discussion and Analysis, our Compensation Committee is guided by its philosophy that our compensation programs must achieve the following objectives: (i) paying for performance; (ii) attracting, retaining and motivating top talent; (iii) achieving alignment with stockholders and sustainable long-term stockholder value creation; and (iv) driving achievement of our strategic plan. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of our stockholders, and balanced across incentives to appropriately mitigate risk.

To achieve our philosophy, the Compensation Committee has continued to strengthen pay-for-performance principles by incorporating strong governance practices over time, including (i) reducing the mix of time-vested RSUs versus Performance RSUs as components of our long-term equity incentive program, (ii) modifying the metrics for the vesting of the Performance RSUs to link them to stockholder return and (iii) reducing our CEO’s maximum bonus potential for fiscal year 2013 down from four times to three times his annual base salary.

The Compensation Committee and the Board believe that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to maximize long-term stockholder returns.

Because your vote is advisory, it will not be binding on the Board; however, the Board values stockholder opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2012, the 1992 Incentive Plan, the 2002 Incentive Plan and the 2012 Incentive Plan were the only compensation plans under which securities of our company were authorized for issuance. These plans, including amendments thereto, were approved by our stockholders. The table provides information as of June 30, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under existing equity compensation plans(2)
Equity compensation plans approved by security holders	4,365,039	$44.55	4,240,171
Equity compensation plans not approved by security holders	0	—	0
Total	4,365,039	$44.55	4,240,171

(1)	Includes 1,920,783 RSUs and restricted shares issued under the 2002 Incentive Plan and 22,731 RSUs issued under the 2012 Incentive Plan.
(2)	Represents 4,240,171 shares of Common Stock available for issuance under the 2012 Incentive Plan. No further awards may be made under the 1992 Incentive Plan or the 2002 Incentive Plan.

Including the awards granted through September 30, 2012, (1) 1,862,764 shares of Common Stock may be issued upon exercise of outstanding stock options under the 2002 Incentive Plan, (2) 3,600 shares of Common Stock may be issued upon exercise of outstanding stock options under the 1992 Incentive Plan, (3) 579,709 shares of Common Stock may be issued upon exercise of outstanding stock options under the 2012 Incentive Plan, (4) our company’s outstanding stock options have a weighted-average exercise price of $56.96 and a weighted average remaining term of 6.86 years, (5) the number of outstanding unvested full-value shares, including RSUs and restricted stock of our company, is 1,847,866, and (6) 3,253,065 shares of Common Stock are available for issuance under the 2012 Incentive Plan as RSUs, restricted stock awards, dividend equivalents, stock options and stock appreciation rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 8, 2012, the beneficial ownership of shares of our Common Stock for (a) all stockholders known by us to beneficially own more than 5% of the shares of our Common Stock, (b) each of our current directors, (c) our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Unless otherwise noted, the address of each holder is 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Some of the information in the table is based on information included in filings made by the beneficial owners with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage(2)
Capital World Investors(3)	5,756,000	8.5%
T. Rowe Price Associates, Inc.(4)	4,621,761	6.8%
The Vanguard Group, Inc.(5)	3,685,036	5.4%
Dinesh C. Paliwal	287,694	*
Brian F. Carroll(6)	25,037	*
Dr. Harald Einsmann	34,035	*
Ann McLaughlin Korologos	49,932	*
Dr. Jiren Liu	3,221	*
Edward H. Meyer	66,000	*
Kenneth M. Reiss	16,537	*
Hellene S. Runtagh	17,333	*
Frank Sklarsky	0	*
Gary G. Steel	17,324	*
Herbert K. Parker	150,702	*
Blake Augsburger	73,410	*
Sachin Lawande	13,234	*
Michael Mauser	29,957	*
All directors and executive officers as a group (14 persons)	784,416	1.2%

*	Less than 1%
(1)	As required by the rules of the SEC, the table includes shares of our Common Stock that may be acquired pursuant to stock options exercisable within 60 days from October 8, 2012 as follows: Mr. Paliwal (200,000 shares), Mr. Carroll (13,000 shares), Dr. Einsmann (13,000 shares), Ms. Korologos (36,000 shares), Mr. Meyer (36,000 shares), Mr. Reiss (6,400 shares), Mr. Steel (6,400 shares), Mr. Parker (112,298 shares), Mr. Augsburger (67,000 shares), Mr. Lawande (7,000 shares), Mr. Mauser (26,400 shares), and all directors and executive officers as a group (523,498 shares). The table also includes shares of Common Stock held in the 401(k) retirement savings plan by all executive officers as a group (33,574 shares). The table does not reflect acquisitions or dispositions of shares of our Common Stock, including grants or exercises of stock options, after October 8, 2012.
(2)	Based on 67,815,343 shares of our Common Stock outstanding as of October 8, 2012.
(3)	Information with respect to Capital World Investors (“CWI”) is based on the Schedule 13G/A filed with the SEC on February 10, 2012 by CWI. CWI has sole dispositive power with respect to 5,756,000 shares of our Common Stock and sole voting power with respect to 5,756,000 shares of our Common Stock as of December 31, 2011. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.
(4)	Information with respect to T. Rowe Price Associates, Inc. (“T. Rowe”) is based on the Schedule 13G filed with the SEC on February 13, 2012 by T. Rowe. T. Rowe has sole dispositive power with respect to 4,621,761 shares of our Common Stock and sole voting power with respect to 1,120,970 shares of our Common Stock as of December 31, 2011. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	Information with respect to The Vanguard Group, Inc. (“Vanguard”) is based on the Schedule 13G filed with the SEC on February 8, 2012 by Vanguard. Vanguard has sole dispositive power with respect to 3,685,036 shares of our Common Stock and sole voting power with respect to 98,475 shares of our Common Stock as of December 31, 2011. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	Mr. Carroll is a member of KKR, which held $348.2 million aggregate principal amount of Notes until they were fully repaid on October 15, 2012, as described above under the caption “Certain Relationships and Related Transactions — Certain Relationships — KKR.” Mr. Carroll disclaims beneficial ownership of any Notes held by KKR and the underlying shares of our Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during fiscal 2012, except that: Mr. Park inadvertently filed a late Form 3 on April 2, 2012, Mr. Augsburger inadvertently filed one late Form 4 on February 22, 2012, Mr. Lawande inadvertently filed one late Form 4 on February 22, 2012, Mr. Stacey inadvertently filed one late Form 4 on February 17, 2012, Mr. Suko inadvertently filed two late Form 4s on September 27, 2011 and October 24, 2011 and Mr. Paliwal inadvertently filed one late Form 4 on February 17, 2012.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for the 2013 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by us at 400 Atlantic Street, Suite 1500, Stamford, CT 06901 by June 28, 2013 and otherwise comply with all requirements of the SEC for stockholder proposals.

Our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to our company’s Corporate Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2013 Annual Meeting of Stockholders must be received not later than August 27, 2013. However, our Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the tenth day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is available upon request from our company’s Corporate Secretary.

Our Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2013 Annual Meeting of Stockholders must be received by our company’s Corporate Secretary 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating Committee by following the procedures described above under the caption “The Board, Its Committees and Its Compensation — Stockholder Recommendations.”

OTHER MATTERS

The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Dinesh C. Paliwal

Chairman, Chief Executive Officer and President

Stamford, CT

October 22, 2012

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED 400 ATLANTIC STREET 15TH FLOOR STAMFORD, CT 06901 ATTN: MARISA IASENZA	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HAR

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M50343-P30896	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
				For	Against	Abstain
Nominees:
	1a.	Dr. Jiren Liu		☐	☐	☐			For	Against	Abstain
	1b.	Edward H. Meyer		☐	☐	☐	2.	Ratify the appointment of KPMG LLP for fiscal 2013.	☐	☐	☐
	1c.	Dinesh C. Paliwal		☐	☐	☐	3.	To approve, by non-binding vote, executive compensation.	☐	☐	☐
	1d.	Hellene S. Runtagh		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1e.	Frank Sklarsky		☐	☐	☐
	1f.	Gary G. Steel		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M50344-P30896

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED Annual Meeting of Stockholders December 5, 2012 11:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Todd A. Suko and Herbert K. Parker, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harman International Industries, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business, as may properly come before the Annual Meeting of Stockholders of the Company to be held December 5, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made but the card is signed, this proxy card will be voted for the election of all nominees under Proposal 1, For Proposal 2, and For Proposal 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Continued and to be signed on reverse side